Exhibit 2.2

PURCHASE AND SALE AGREEMENT

BETWEEN

WILLISTON HUNTER CANADA, INC.

- and -

BDJ ENERGY INC.

TABLE OF CONTENTS
    Page
ARTICLE 1 INTERPRETATION    1
1.1Definitions    1
1.2Schedules    11
1.3References    11
1.4Interpretation Not Affected by Headings    11
1.5Words Importing Number or Gender    11
1.6Use of Derivative Terms    11
1.7Use of Industry Terms    11
1.8Use of "Including"    12
1.9Meaning of "Gross Negligence" and "Wilful Misconduct"    12
1.10Statutory References    12
1.11Contractual References    12
1.12Monetary References    12
1.13References to Time    12
1.14Date for Payments or Other Actions    12
1.15Calculation of Time Periods    12
ARTICLE 2 PURCHASE AND SALE    13
2.1Purchase and Sale    13
2.2Purchase Price    13
2.3Adjustments    13
2.4Closing Statement    14
2.5Post-Closing Statement and Payments    15
2.6GST    16
2.7Deposit    16
ARTICLE 3 CLOSING    16
3.1Closing    16
ARTICLE 4 CONDITIONS TO CLOSING    17
4.1Purchaser's Conditions    17
4.2Vendor's Conditions    17
4.3Efforts to Fulfil Conditions Precedent    18
4.4Outside Closing Date    18
ARTICLE 5 CLOSING DELIVERIES    18
5.1Deliveries by Vendor at Closing    18
5.2Deliveries and Actions by Purchaser at Closing    19
ARTICLE 6 SPECIFIC CONVEYANCES    19
6.1Specific Conveyances    19
ARTICLE 7 REPRESENTATIONS AND WARRANTIES    21
7.1Representations and Warranties of Vendor    21
7.2Limitation Regarding Vendor's Representations and Warranties    23
7.3Representations and Warranties of Purchaser    24

(i)

Exhibit 2.2

7.4Limitation Regarding Purchaser's Representations and Warranties    25
7.5Survival of Representations and Warranties    25
ARTICLE 8 INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES    26
8.1Vendor's Indemnities for Representations, Warranties and Covenants    26
8.2Purchaser's Indemnities for Representations, Warranties and Covenants    26
8.3Future Obligations and Assumption of Liabilities    26
8.4Responsibility for Abandonment and Reclamation Obligations and Purchaser's Environmental Indemnity    27
8.5Limitation of Indemnities    28
8.6Procedures – General Indemnities    29
ARTICLE 9 PRE-CLOSING PERIOD    31
9.1Pre-Closing Period Matters    31
9.2Limitation of Liability and Indemnity for Pre-Closing Period Operations    31
9.3Consent of Purchaser    32
ARTICLE 10 POST-CLOSING MATTERS    32
10.1Post-Closing Matters    32
10.2Delivery of Title and Operating Documents, Miscellaneous Interests    33
10.3Removal of Signs    34
10.4Limitation of Liability and Indemnity for Post-Closing Operations    34
ARTICLE 11 PURCHASER'S DUE DILIGENCE REVIEW    34
ARTICLE 12 CONFIDENTIALITY, PUBLIC DISCLOSURES AND PRIVACY MATTERS    35
12.1Confidentiality    35
12.2Press Releases    35
12.3Filing of this Agreement    36
ARTICLE 13 TERMINATION    36
13.1Termination    36
13.2Effect of Termination    36
ARTICLE 14 GENERAL    38
14.1Further Assurances    38
14.2Entire Agreement    39
14.3Governing Law; Arbitration    39
14.4Assignment; Enurement    40
14.5Time of Essence    40
14.6Notices    40
14.7Waiver    41
14.8No Merger    41
14.9Amendment    41
14.10Payment and Interest    42
14.11No Third Party Beneficiaries    42
14.12Expenses    42
14.13Limit of Liability    42
14.14Counterpart Execution    42

(ii)

Exhibit 2.2

Schedules:
Schedule A:    Assets

Schedule B:    Form of General Conveyance
Schedule C:    Form of Officer's Certificate
Schedule D:    Form of Deposit Escrow Release Direction

Schedule E:	Part 1: Material Contracts
Part 2:    Outstanding AFEs

PURCHASE AND SALE AGREEMENT
THIS AGREEMENT is made as of the 31st day of March, 2014;
BETWEEN:
WILLISTON HUNTER CANADA, INC., a body corporate incorporated pursuant to the laws of Province of Alberta ("Vendor")
- and -
BDJ ENERGY INC., a body corporate incorporated pursuant to the laws of the Province of Alberta ("Purchaser")
WHEREAS Vendor wishes to sell the Assets to Purchaser, and Purchaser wishes to purchase the Assets from Vendor, on, subject to and in accordance with the terms and conditions of this Agreement.
NOW THEREFORE the Parties agree as follows:

(ii)

- iv -

Article 1
INTERPRETATION

1.1	Definitions
In this Agreement, unless the context otherwise requires:

(a)
"Abandonment and Reclamation Obligations" means all past, present and future Losses and Liabilities and other duties and obligations and Claims, whether arising under contract, Applicable Law or otherwise, relating to:

(i)
the abandonment of all Wells and the restoration and reclamation of the surface sites thereof and any other lands used to gain access thereto or otherwise used in connection therewith or the operation thereof;

(ii)
the closure, decommissioning, dismantling and removal of tangible property, including foundations, structures, buildings, pipelines, tanks, vessels, facilities and equipment located on the Lands or any lands pooled or unitized therewith or any other lands to which the Surface Rights relate, and the restoration and reclamation of the lands on or in which any of the foregoing are or were located and any other lands used to gain access thereto or otherwise used in connection therewith or the operation thereof; and

(iii)
the restoration and reclamation of the surface and subsurface of any Lands or any lands pooled or unitized therewith on or in which seismic data acquisition operations were conducted and any other lands otherwise affected by such operations.

(b)	"Additional Indemnitees" means, in respect of a Party, together with that Party's directors, officers, employees and other personnel and agents.

(c)
"AFEs" means authorities for expenditure, cash calls, operations notices, amounts budgeted pursuant to joint operating agreements, unit operating agreements, construction, ownership and operations agreement and other similar agreements, mail ballots and similar notices and calls for funds.

(d)	"Affiliate" means, in respect of a particular Person, another Person that Controls, is Controlled by, or is under common Control with, that particular Person.

(e)	"Agreement" means this Purchase and Sale Agreement, including the attached Schedules and the Disclosure Letter.

(f)
"Applicable Law" means, in relation to any Person, property or circumstance, all laws and statutes, including regulations, rules, by-laws, ordinances and other statutory instruments enacted thereunder; all judgments, decrees, rulings and orders of courts, tribunals, commissions and other similar bodies of competent jurisdiction; all orders, rules, directives, policies and guidelines having force of law issued by any Governmental Authority; and all terms and conditions of any relevant Permits; that are in effect as of the relevant time and are applicable to such Person, property or circumstance.

(g)	"Arbitration Act" means the Arbitration Act (Alberta).

- v -

(h)
"Assets" means Vendor's entire right, title, estate and interest in and to: (1) the Petroleum and Natural Gas Rights, (1) the Tangibles, and (1) the Miscellaneous Interests, but specifically excluding the Excluded Assets.

(i)	"Assumed Liabilities" means all Losses and Liabilities under, relating to or arising out of the Assets, or any of them, whether arising before, on or after the Closing.

(j)	"Base Purchase Price" means $9,500,000.

(k)	"Business Day" means a day, other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta, on which banks are open generally to conduct commercial business in Calgary, Alberta.

(l)
"Claim" means any claim, demand, lawsuit, action, proceeding, notice of breach, default, non-compliance or violation, order, direction, arbitration or request or demand for arbitration or governmental proceeding or investigation.

(m)	"Claiming Party" has the meaning ascribed to that term in Clause 8.6.

(n)	"Closing" means the completion of the Transaction as provided in this Agreement.

(o)	"Closing Amount" means the amount determined under Clause 2.2(c).

(p)
"Closing Date" means April 10, 2014 or any other Business Day that Vendor and Purchaser may mutually agree in writing, provided that, following Closing references to the "Closing Date" shall mean the date on which Closing actually occurred.

(q)	"Closing Place" means the offices of Blake, Cassels & Graydon LLP or any other place as Vendor and Purchaser may agree.

(r)	"Closing Statement" has the meaning ascribed to that term in Clause 2.4.

(s)	"Closing Time" means 10:00 a.m. on the Closing Date or any other time as Vendor and Purchaser may agree.

(t)	"Confidentiality Agreement" means the agreement entitled "Confidentiality Agreement Property Divestiture" dated November 4, 2013 between Vendor and Purchaser.

(u)
"Consequential Losses" means any consequential, indirect, incidental, punitive or exemplary damages or losses, lost or deferred profits, revenues or overheads, loss of business opportunity, loss of or delay in production, losses based on loss of use or other business interruption losses and damages, regardless of whether or not such losses or damages are or were reasonably foreseeable by the Person suffering or incurring same.

(v)	"Control" means, in respect of a particular Person, that another Person:

(i)	holds more than 50% of the voting securities of such particular Person; or

(ii)	has power to appoint a majority of the board of directors or comparable body of such particular Person; or

- vi -

(iii)	is entitled to more than 50% of the profits of such particular Person or, in the event of a dissolution, to more than 50% of the assets of such particular Person;
or otherwise has the power to direct or cause the direction of management or policies of such particular Person, in each case, regardless of whether such right or power is held or exercisable directly or through intermediaries or whether such right or power is held beneficially or as a trustee, guardian or similar capacity.

(w)
"Customary Post-Closing Consents" means all consents and approvals by or from any Governmental Authority or other Third Party that are customarily or ordinarily obtained after the completion of transactions in western Canada similar to the Transaction, including all consents and approvals by or from any Governmental Authority pertaining to the transfer of any well, facility or pipeline license or other Permit, and all other consents and approvals by or from any Governmental Authority or other Third Party that are or may be required in respect of the transfer and conveyance of any of the Assets by Vendor to Purchaser, but which consents and approvals may not be unreasonably withheld by the applicable Governmental Authority or Third Party.

(x)	"Deposit" has the meaning ascribed to that term in Clause 2.7.

(y)	"Deposit Escrow Agreement" means the agreement entitled "Deposit Escrow Agreement" of even date with this Agreement and made among Vendor, Purchaser, and Escrow Agent.

(z)	"Deposit Escrow Release Direction" means a direction in substantially the form set forth in Schedule E.

(aa)	"Deposit Interest" means all interest actually earned on the Deposit while held by the Escrow Agent pursuant to the Deposit Escrow Agreement.

(bb)	"Disclosure Letter" means the letter of even date with this Agreement that was delivered by Vendor to Purchaser concurrently with the execution of this Agreement.

(cc)	"Effective Time" means 8:00 a.m. on January 1, 2014.

(dd)
"Encumbrance" means a Security Interest, an option to purchase, a right of first refusal, right of first offer or other pre-emptive or preferential right to purchase, a farmout or similar arrangement under which earning has not occurred, a royalty, a net profits interest, a carried working interest, a right to convert a royalty to a working interest on payout of a well or other operation, a penalty, forfeiture or reinstatement payment arising as a result of non-participation in a well or other operation and any other adverse claim or encumbrance, whether similar or dissimilar to the foregoing.

(ee)
"Environment" means the components of the earth and includes ambient air, land, surface and sub-surface strata, groundwater, any lake, river or other surface water, all layers of the atmosphere and all organic and inorganic matter and living organisms, including the interacting natural systems that include such components.

(ff)	"Environmental Law" means any Applicable Law that:

- vii -

(i)
is intended to protect, preserve or enhance the Environment, together with all policies, guidelines and directives that are imposed by Governmental Authorities relating to the protection, preservation or enhancement of the Environment as if such policies, guidelines and directives had the force of law; or

(ii)
relates to the storage, handling, transportation, use, disposal, spill, release or emission of toxic or hazardous substances (including any form of energy, whether contained in a substance or otherwise), including naturally occurring substances and wastes.

(gg)	"Environmental Liabilities" means all past, present and future:

(i)	Abandonment and Reclamation Obligations; and

(ii)	Losses and Liabilities and other duties and obligations and Claims, whether arising under contract, Applicable Law or otherwise, arising from, relating to or associated with:

(A)	any pollution or contamination of, damage to or other adverse situations pertaining to the Environment;

(B)
the presence, storage, use, holding, collection, accumulation, assessment, generation, manufacture, processing, treatment, stabilization, disposition, handling, transportation, release, emission or discharge of Petroleum Substances, oilfield wastes, water, hazardous substances, environmental contaminants and all other substances and materials regulated under any Environmental Law, including any forms of energy;

(C)	compliance with or the consequences of any non-compliance with, or violation or breach of, any Environmental Law;

(D)	sampling, monitoring or assessing the Environment or any potential impacts thereon from any past, present or future operations or activities; or

(E)	the protection, enhancement, reclamation, remediation or restoration of the Environment;
that relate to or arise from or by virtue of the Assets, the ownership thereof or any past, present or future operations and activities conducted in connection with any Assets or any Wells or otherwise conducted on or in connection with the Lands or any lands pooled or unitized therewith or any other lands to which the Surface Rights relate, including any obligation or duty to compensate Third Parties for damages and losses resulting from the matters described above and any obligation or duty to take action to prevent, rectify, abate or remediate damage to the Environment or otherwise protect or enhance the Environment.

(hh)	"Escrow Agent" means Blake, Cassels & Graydon LLP.

(ii)	"Excise Tax Act" means the Excise Tax Act (Canada), as amended, together with all regulations promulgated thereunder.

- viii -

(jj)
"Excluded Assets" means the following contracts: (i) Crude Oil Purchase and Sale Agreement dated August 1, 2006 between Trafigura Canada General Partnership and Nuloch Resources Inc.; and (ii) GasEDI dated July 1, 2005 between BP Canada Energy Group ULC and Williston Hunter Canada Inc.

(kk)	"General Conveyance" means an agreement in substantially the form set forth in Schedule B.

(ll)	"Governmental Authority" means:

(i)
any national, federal, provincial, territorial, state, municipal or other government or any governmental entity or authority of any nature, including any governmental ministry, agency, branch, department or official;

(ii)	any court, regulatory board or other tribunal; or

(iii)	any individual or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature;
having or purporting to exercise jurisdiction or power over any Person, property, operation, transaction or other matter or circumstance.

(mm)	"GST" means the tax prescribed by part IX of the Excise Tax Act, including any applicable "sales tax harmonization agreement" as defined in the Excise Tax Act.

(nn)	"Income Tax Act" means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.), as amended, including the regulations promulgated thereunder.

(oo)	"Indemnified Matter" has the meaning ascribed to that term in Clause 8.6.

(pp)	"Indemnifying Party" has the meaning ascribed to that term in Clause 8.6. .

(qq)	"Lands" means the lands identified in Schedule A.

(rr)
"Leases" means all leases, subleases, permits, licenses and other similar instruments (and any replacements, renewals or extensions thereof or leases or other instruments derived therefrom) by virtue of which the holder thereof is entitled to or may become entitled to drill for, explore for, mine, win, take, own or remove Petroleum Substances or certain of them within, upon or under the Lands, including those instruments identified in Schedule A.

(ss)
"Losses and Liabilities" means all losses, costs, expenses, interest, charges, assessments damages, liabilities, obligations, fines and penalties, including all reasonable costs incurred in investigating, defending or negotiating the settlement or resolution of any Claim or threatened Claim, and specifically including all reasonable legal and other professional fees and expenses on a "full indemnity" or comparable basis, regardless of whether the foregoing arise in, under or by virtue of common law, equity or other Applicable Law, contract, negligence, strict liability, breach of duty or otherwise.

(tt)	"Major Facilities" means the plant, machinery, equipment, facilities and other tangible depreciable property and assets identified or described in Schedule A.

- ix -

(uu)	"MHRC" means Magnum Hunter Resources Corporation, a body corporate incorporated pursuant to the laws of the State of Delaware.

(vv)
"Miscellaneous Interests" means, subject to the limitations and exclusions below in this definition, all property and rights that pertain directly to Vendor's interest in and to the Petroleum and Natural Gas Rights or the Tangibles (excluding such interest in and to the Petroleum and Natural Gas Rights and the Tangibles themselves), including:

(i)
Title and Operating Documents and other contracts and agreements and all rights in relation thereto, including those agreements and other arrangements identified or described in Schedule E, together with all extensions, renewals, replacements, substitutions or amendments of or to any of the foregoing;

(ii)	Surface Rights, together with all extensions, renewals, replacements, substitutions or amendments of or to any such Surface Rights;

(iii)	Wells, including the wells identified or described in Schedule A, together with all wellbores, down-hole casing and well licenses relating thereto;

(iv)	Permits, together with all extensions, renewals, replacements, substitutions or amendments of or to any such Permits; and

(v)
records, files, reports, data, correspondence and other information, including lease, contract, well, production, engineering and facilities files and records, geological files and records, and any other record or information prepared on the relevant joint account of the interest owners of the Assets.

However, the Miscellaneous Interests do not include:

(A)	any of the foregoing property or rights to the extent that they:

(I)	comprise, include or pertain to or are derived from any seismic data;

(II)	comprise, include or pertain to or are derived from Vendor's proprietary technology, evaluations, forecasts or interpretations (whether geological, geophysical, engineering, economic or otherwise); or

(III)
are owned or licensed by Third Parties and are subject to restrictions or limitations on the sale, transfer or disposition thereof or require the payment of a fee or other amount in respect of the sale, transfer or disposition thereof;

(B)	any office equipment of Vendor, including all furniture, fixtures, general office equipment and office computer equipment and software licenses;

(C)	any deposits or other security related to any Title and Operating Documents or any operations or royalties pertaining to the Assets; or

(D)	any Petroleum Substances that were beyond the wellhead as of the Effective Time, together with all proceeds or benefits arising from such Petroleum Substances or the sale thereof.

- x -

(ww)	"Officer's Certificate" means a certificate in substantially the form set forth in Schedule C.

(xx)	"Party" means a party to this Agreement, and "Parties" means each of the parties to this Agreement.

(yy)
"Permit" means any licence, permit, approval or authorization which is or may be required under Applicable Law in relation to or in respect of the construction, installation, ownership, use or operation of the Assets.

(zz)	"Permitted Encumbrances" means:

(i)	liens for taxes, assessments and governmental charges that are not due and payable or delinquent or are otherwise being contested in good faith;

(ii)	liens incurred or created in the ordinary course of business as security in favour of a Person that is conducting the development or operation of the property to which such liens relate;

(iii)
mechanics', builders', materialmen's or other similar liens arising in respect of or in connection with services rendered or goods supplied for which payment is not yet due and payable or delinquent or are otherwise being contested in good faith;

(iv)
easements, rights of way, servitudes and other similar rights or interests in land, including those for or in respect of highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables;

(v)
rights reserved to or vested in any Governmental Authority by the terms of any lease, licence, franchise, grant or permit or by any provision of Applicable Law, to terminate any such lease, licence, franchise, grant or permit or to require periodic payments as a condition of the continuance thereof;

(vi)
rights of general application reserved to or vested in any Governmental Authority to levy property taxes or taxes on Petroleum Substances or any of them or the income therefrom, or to control, limit or regulate production rates or the operation or use of any property;

(vii)	statutory exceptions to title and the reservations, limitations, provisos and conditions in any original grants from the Crown of any mines and minerals;

(viii)	the terms and conditions of the Title and Operating Documents;

(ix)	any Encumbrance held by any Third Party in respect of which Vendor delivers a release, discharge, withdrawal or no-interest letter to Purchaser at or prior to Closing;

(x)
contracts for the purchase, sale, processing, gathering, transportation, handling or storage of Petroleum Substances or for the contract operation of any Assets that are terminable without penalty on 31 days or less notice;

- xi -

(xi)
all Encumbrances that are identified or set forth in a Schedule or the Disclosure Letter or contained or otherwise provided for in any agreement, instrument or other document identified in a Schedule or that may be specifically consented to or approved or accepted by Purchaser prior to the date of this Agreement or deemed approved or accepted by Purchaser in accordance with a provision of this Agreement;

(xii)	all Encumbrances that are held by or are in favour of Purchaser or its Affiliate; and

(xiii)	any defect, deficiency or discrepancy in or affecting the title of Vendor in and to any of the Assets accepted or waived or deemed to have been accepted or waived by Purchaser hereunder.

([[)	"Person" includes any individual, body corporate, partnership (limited or general), trust, trustee, executor or similar official, Governmental Authority or other entity.

(aaa)	"Petroleum and Natural Gas Rights" means:

(i)	fee simple interests and other estates in Petroleum Substances in situ;

(ii)	rights to drill for, explore for, mine, win, take, own or remove Petroleum Substances, including the Leases;

(iii)	royalty interests, net profit interests and similar interests in Petroleum Substances in kind or the proceeds of the sale of Petroleum Substances or payments calculated by reference thereto; and

(iv)	rights to acquire any of the foregoing in paragraphs (i), (ii) and (iii) immediately above;
but, in each case, only insofar as the foregoing relate to the Lands or any lands pooled or unitized therewith.

(bbb)
"Petroleum Substances" means crude oil, natural gas, natural gas liquids and other related hydrocarbons and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including sulphur.

(ccc)	"Post-Closing Statement" has the meaning ascribed to that term in Clause 2.5(a).

(ddd)	"Pre-Closing Period" means the period from the date of this Agreement to the Closing Date.

(eee)
"Prime Rate" means the rate of interest equal to the annual rate of interest announced from time to time by the main Calgary branch of the National Bank of Canada as the reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada.

(fff)	"Purchase Price" has the meaning ascribed to that term in Clause 2.2(a).

(ggg)	"Purchaser's Default" means a breach of a representation or warranty made by Purchaser in Clause 7.3 or a breach by Purchaser of a covenant or agreement in this Agreement.

(hhh)	"Security Interest" means a pledge, lien, charge, mortgage, assignment by way of security, conditional sale, title retention arrangement or other security interest.

- xii -

(iii)
"Specific Conveyances" means all conveyances, assignments, transfers, novations, trust declarations and other documents or instruments, other than and in addition to a general conveyance, that are reasonably required or desirable, in accordance with normal oil and gas industry practices in western Canada, to convey, assign and transfer the Assets to Purchaser and to make Purchaser a party to, and to novate Purchaser into, the Title and Operating Documents and, if applicable, any other contract or agreement included in the Miscellaneous Interests in the place and stead of Vendor (or, if applicable, its nominee) insofar as same relates to the Assets.

(jjj)
"Surface Rights" means all real property interests, including fee simple interests, surface leases, licences of occupation, easements, rights-of-way, road use agreements, road crossing agreements and pipeline crossing agreements, granting the holder thereof the right to occupy, cross or otherwise use or enjoy the surface of the Lands or any lands pooled or unitized therewith or any other lands: (1) upon which any Tangibles or any Wells are situate, (1) used in connection with the ownership or operation of any Petroleum and Natural Gas Rights, Tangibles or Wells, or (1) used to gain access to any of the Lands or any lands pooled or unitized therewith, any Tangibles or any Wells.

(kkk)	"Survival Period" means the 12-month period immediately following Closing.

(lll)
"Take or Pay Obligations" means obligations to sell or deliver Petroleum Substances or any of them without being entitled to receive and retain in due course full payment for such Petroleum Substances.

(mmm)	"Tangibles" means:

(i)	all Major Facilities;

(ii)
all tangible depreciable property, apparatus, plant, equipment, machinery, field inventory and facilities (other than such property described in paragraph (i) immediately above) used or intended for use in respect of or in connection with the Petroleum and Natural Gas Rights and located within, upon or in the vicinity of the Lands or any lands pooled or unitized therewith, including any gas plants, oil batteries, buildings, production equipment, pipelines, pipeline connections, meters, generators, motors, compressors, treaters, dehydrators, separators, pumps, tanks, boilers and communication equipment and all tubing, wellhead equipment and any other salvageable equipment pertaining to any Wells.

(nnn)	"Third Party" means any Person other than Vendor, Purchaser or any of their respective Affiliates.

(ooo)
"Thirteenth Month Adjustment" means the accounting procedure performed annually by an operator of the Assets or certain of them for the purpose of redistributing operating expenses, processing fee revenues, royalties and gas cost allowances and other costs, expenses or revenues among the owners or users of those Assets.

(ppp)	"Title and Operating Documents" means, to the extent relating to Vendor's interest in and to the Petroleum and Natural Gas Rights, the Tangibles or the Wells:

(i)	all Leases; and

(ii)
all agreements and other instruments and documents (other than the Leases) relating to the acquisition, ownership, operation, use or exploitation of the Petroleum and Natural Gas Rights, the Tangibles or the Wells, including:

- xiii -

(A)
operating agreements, royalty agreements, farm-out or farm-in agreements, option agreements, participation agreements, pooling agreements, unit agreements, unit operating agreements, sale and purchase agreements and asset exchange agreements;

(B)	agreements for the sale of Petroleum Substances that are either identified in Schedule E or terminable on 60 days' notice or less without early termination penalty or other cost;

(C)	agreements and other instruments pertaining to the Surface Rights;

(D)	agreements for the construction, ownership and operation of gas plants, gathering systems, oil batteries, pipelines and other tangible property and assets;

(E)
service agreements for the treating, gathering, storage, transportation, handling or processing of Petroleum Substances or other substances, the injection or subsurface disposal of Petroleum Substances or other substances, the use of wellbores or the contract operation of any Tangibles or Wells by a Third Party; and

(F)
Permits and other approvals, authorizations or licences required under Applicable Law relating to or in respect of the ownership or operation of any Petroleum and Natural Gas Rights, Tangibles or Wells or the occupation or use of any lands to which the Surface Rights pertain.

(qqq)	"Transaction" means the purchase of the Assets by Purchaser from Vendor on, subject to and in accordance with, and as more fully described in, this Agreement.

(rrr)	"Vendor's Knowledge" means only the actual knowledge or awareness, as the case may be, of the following officers of Vendor:

(i)	Glenn Dawson;

(ii)	William Irwin;

(iii)	Terry Schneider; and

(iv)	Tim Bushell,
without any particular enquiries on the part of those individuals, and does not include any implied or imputed knowledge or any knowledge and awareness of any other Person or Persons.

(sss)
"Wells" means all wells located on or within the Lands or any lands pooled or unitized therewith, including producing, capped, shut-in, suspended, abandoned, water source, observation, stratigraphic, disposal, injection and similar wells, whether completed or not, including those identified in Schedule A.

1.2	Schedules
Appended to this Agreement are the following Schedules:

Schedule A:	Assets

Schedule B:    Form of General Conveyance
Schedule C:    Form of Officer's Certificate
Schedule D:    Form of Deposit Escrow Release Direction
Schedule E:    Part 1:    Material Contracts
Part 2:    Outstanding AFEs
These Schedules are incorporated into and form part of this Agreement. If any term or condition of any such Schedule conflicts or is inconsistent with any term or condition in the main body of this Agreement, the term or condition in the main body of this Agreement shall govern and prevail to the extent of the conflict or inconsistency.

1.3	References
The use in this Agreement of "Article", "Clause", "sub-clause", "paragraph" and "Schedule", whether or not followed by a number or letter or combination thereof, refers to the specified article, clause, sub-clause, paragraph or schedule of or to this Agreement.

1.4	Interpretation Not Affected by Headings
The division of this Agreement into articles, clauses, sub-clauses, paragraphs and other sub-divisions and the insertion of headings for any of the foregoing are for convenience and ease of reference only and shall not affect the construction or interpretation of this Agreement.

1.5	Words Importing Number or Gender
When the context reasonably permits, words in this Agreement that suggest the singular shall be construed to include the plural and vice versa, and words in this Agreement that suggest gender or gender neutrality shall be construed to include the masculine, feminine and neutral genders.

1.6	Use of Derivative Terms
If a derivative form of a term or expression that is specifically defined in this Agreement is also used in this Agreement, then such derivative form shall have a meaning that corresponds to the applicable defined term or expression.

1.7	Use of Industry Terms
Terms and expression that are not specifically defined in this Agreement, but which have generally accepted meanings in the custom and usage of the petroleum and natural gas industry in western Canada as of the date of this Agreement, shall have such generally accepted meanings when used in this Agreement unless the contrary is specified or provided for elsewhere in this Agreement.

1.8	Use of "Including"
The use of "including" or "includes" or similar words or phrases in this Agreement, when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items immediately following such word or phrase to those or similar items, whether or not non-limiting language (such as "without limitation" or "but not limited to" or words or phrases of similar import) is used, but rather, such references shall be construed to refer to all items that could reasonably fall within the broadest possible scope of such general statement, term or matter.

1.9	Meaning of "Gross Negligence" and "Wilful Misconduct"
For the purposes of this Agreement, no act or omission by a Party or its Additional Indemnitees shall be construed as gross negligence or wilful misconduct if the act or omission is taken or omitted to be taken at the request or direction of, or with the prior consent or approval of, each Party.

1.10	Statutory References
Any reference in this Agreement to a law, statute, regulation, rule, by-law or other requirement of law or any governmental consent, approval, permit or other authorization shall be deemed to refer to such law, statute, regulation, rule, by-law or other requirement of law or such governmental consent, approval, permit or other authorization as it has been amended, supplemented, re-enacted, varied, amended or otherwise modified or replaced from time to time up to the applicable time.

1.11	Contractual References
Any reference in this Agreement to another contract, agreement, instrument or other document shall be deemed to refer to such contract, agreement, instrument or other document as it has been amended, modified, replaced or supplemented from time to time up to the applicable time.

1.12	Monetary References
Any reference in this Agreement to a monetary amount, including the use of the term "Dollar" or the symbol "$", shall mean the lawful currency of Canada unless the contrary is specified or provided for elsewhere in this Agreement.

1.13	References to Time
Any reference in this Agreement to any particular time of day shall mean the local time in Calgary, Alberta on the relevant day.

1.14	Date for Payments or Other Actions
If pursuant to this Agreement any payment or calculation is to be made, or any other action is to be taken, on or as of a day that is not a Business Day, that payment or calculation shall be made, or that other action shall be taken, as the case may be, on or as of the first day thereafter that is a Business Day.

1.15	Calculation of Time Periods
Unless otherwise specified herein, any time period within or following which any payment is to be made or any act is to be performed or completed under this Agreement shall be calculated by excluding the day on which the period commences and including the day on which the period ends.
ARTICLE 2
PURCHASE AND SALE

2.1	Purchase and Sale
Vendor hereby agrees to sell, assign, transfer and convey the Assets to Purchaser, and Purchaser hereby agrees to purchase and receive the Assets from Vendor, on, subject to and in accordance with the terms of this Agreement.

2.2	Purchase Price

(a)
The aggregate consideration to be paid by Purchaser to Vendor for the Assets purchased hereunder (the "Purchase Price") shall be the sum equal to the Base Purchase Price, plus the net amount of any adjustments required pursuant to Clause 2.3(a).

(b)	The Purchase Price shall be allocated as follows:

(i)	to Vendor's interest in and to the Tangibles: 20% of the Purchase Price less $10.00;

(ii)	to Vendor's interest in and to the Miscellaneous Interests: $10.00; and

(iii)	to Vendor's interest in and to the Petroleum and Natural Gas Rights: 80% of the Purchase Price;

(c)
Subject to the satisfaction or waiver of all of the conditions to Closing set forth herein, at Closing, Purchaser shall pay to or to the direction of Vendor an amount equal to Base Purchase Price, minus the Deposit and Deposit Interest, plus the estimated net amount (which may be positive or negative) of the adjustments required in Clause 2.3 as set forth in the Closing Statement (the "Closing Amount"). In addition, at Closing, Vendor and Purchaser shall instruct Escrow Agent to release the Deposit and all Deposit Interest to Vendor, which amounts shall be applied toward the satisfaction of the Purchase Price.

(d)
Unless otherwise agreed by Vendor, all amounts payable by Purchaser at Closing shall be paid in immediately available funds by wire transfer. Vendor shall provide Purchaser with the applicable wire transfer information no later than three clear Business Days prior to the Closing Date. Closing shall not occur unless and until Vendor is satisfied that such funds have been received into the bank account designated by it for such purposes.

2.3	Adjustments

(a)
All benefits and obligations of any kind or nature relating to or in respect of the Assets, including maintenance, development, capital and operating costs, royalties and proceeds from the sale of production, shall be adjusted and apportioned on an accrual basis between Vendor and Purchaser as of the Effective Time, subject to the following:

(iv)
all rentals and similar payments and all property taxes, freehold mineral taxes and other similar taxes (excluding taxes based on income, net revenue or capital) paid, payable or levied on or in respect of the Assets, the ownership thereof or Petroleum Substances produced therefrom or allocated thereto shall be adjusted and apportioned between Vendor and Purchaser on a per diem basis as of the Effective Time;

(v)	no adjustments shall be made on account of any taxes calculated by reference to or assessed based on income, net revenue or capital that are payable by Vendor or by Purchaser;

(vi)	no adjustments shall be made on account of any royalty tax credits or other similar incentives that accrue to the benefit of either Party;

(vii)
all costs relating to any work performed or goods or services provided in respect of the Assets will be deemed to have accrued as of the date the work was performed or the goods or services were provided, regardless of the time at which those costs become payable or are paid;

(viii)
all deposits, cash advances, prepaid amounts and other security and financial assurances provided by Vendor to Governmental Authorities or other Third Parties in respect of the Assets, the operation thereof, Petroleum Substances produced therefrom or allocated thereto, including all royalties payable on or in respect of such Petroleum Substances, or any services provided for or in connection with the Assets or any Petroleum Substances produced therefrom or allocated thereto, do not comprise part of the Assets and shall remain the property of, and be for the sole benefit and the account of, Vendor;

(ix)
all overhead recoveries, operator's fees and similar amounts received or receivable by Vendor as operator of any Assets and relating to the period up to the end of the month in which Closing occurs shall be for Vendor's benefit and account; and

(x)
Petroleum Substances that were beyond the wellhead as of the Effective Time and all proceeds or benefits arising from such Petroleum Substances or the sale thereof do not comprise part of the Assets and shall remain the property of, and shall be for the benefit and the account of, Vendor.

(b)	For the purposes of Clause 2.2(b), all adjustments between the Parties pursuant to this Clause 2.3 shall be allocated to Vendor's interest in and to the Petroleum and Natural Gas Rights.

2.4	Closing Statement

(a)
Vendor shall prepare a written statement setting forth in reasonable detail Vendor's good faith estimate of the adjustments required under Clause 2.3(a) and a calculation of the Closing Amount (the "Closing Statement"). For the purposes of the estimate of the adjustments required under Clause 2.3(a) to be set forth in the Closing Statement, no amount in respect of any revenues, proceeds or other benefits relating to Assets shall be included in such estimate unless such revenues, proceeds or other benefits are actually received by Vendor prior to the delivery of the Closing Statement.

(b)	Vendor shall deliver a copy of the Closing Statement to Purchaser no later than the third Business Day immediately prior to the Closing Date.

(c)
The Parties acknowledge and agree that use of the Closing Statement for the purposes of Closing shall not constitute Purchaser's acceptance of the accuracy or completeness of the Closing Statement and the amounts therein and shall be without prejudice to Purchaser's right to claim further adjustments after Closing as provided in Clause 2.5.

2.5	Post-Closing Statement and Payments

(a)
Within 120 days following Closing, Vendor shall prepare and deliver to Purchaser a written statement (the "Post-Closing Statement") confirming the amounts set forth in the Closing Statement or setting forth a re-calculation of the adjustments required under Clause 2.3(a) that reflects any proper amounts that were not taken into account in the preparation of the Closing Statement or, if taken into account in the preparation of the Closing Statement, were not fully or accurately taken into account. If applicable, such statement shall include the net amount payable by one Party to another Party following such re-calculation of such adjustments.

(b)
Except as provided in Clause 2.5(c), no further adjustments required under Clause 2.3(a) shall be claimed or payments in connection therewith made between the Parties after settlement of the amounts set forth or provided for in the Post-Closing Statement.

(c)
After delivery of the Post-Closing Statement, the Parties shall make further payments between them in respect of re-calculations of the adjustments required under Clause 2.3(a), including the correction of amounts previously taken into account in the calculation or re-calculation thereof, as and when identified by either of the Parties, provided that, no claims or payments in respect the adjustments required under Clause 2.3(a) shall be made or be payable by either Party more than 180 days after Closing except in connection with a Thirteenth Month Adjustment, but only if a claim in respect of such Thirteenth Month Adjustment is made in writing by one Party to another Party within two years after Closing. If such notice is not given within such period, no amount in this regard shall be claimed or payable.

(d)
At any time during the 180 day period immediately following Closing, each Party shall have the right, at its own cost and upon at least five Business Days prior notice to another Party, to examine and copy the accounting and financial records of such other Party relating to the Assets or the operation thereof for the purpose of verifying the calculation or re-calculation of the adjustments required under Clause 2.3(a) and any post-Closing payments made or claimed in respect of such adjustments as provided in this Clause 2.5, provided that in the case of inquiries relating to a Thirteenth Month Adjustment, such period shall extend to the end of the two year period immediately following Closing. Each Party shall cooperate with each other Party in order to provide reasonable access to its records to such other Party for the purposes of this Clause 2.5(d).

(e)
If the Parties fail to agree on the applicability of any amount set forth in the Post-Closing Statement or claimed by one of the Parties pursuant to Clause 2.5(c) for which notice has been provided within the applicable period specified in Clause 2.5(c), the matter shall be resolved by arbitration in the manner provided for in Clause 14.3(c).

(f)
Unless Purchaser, in the case of the amounts set forth in the Post-Closing Statement, or the Party receiving written notice claiming further adjustments pursuant to Clause 2.5(c), as the case may be, provides written notice to another Party disputing the applicability or the amount of any adjustment set forth or claimed therein within 30 days following receipt of the Post-Closing Statement or such notice claiming further adjustments, as the case may be, the amounts set forth in the Post-Closing Statement or claimed in such notice, as the case may be, shall be deemed to be correct and final between the Parties and shall not be subject to subject to dispute or further adjustment hereunder.

(g)
Amounts payable after Closing under this Clause 2.5 shall be paid within 30 days of delivery of the Post-Closing Statement or receipt of written notice claiming further adjustments duly given pursuant to Clause 2.5(c), subject in all cases to the limitations in Clause 2.5(c), provided that, if there is a dispute as to any amount as contemplated in Clause 2.5(e), the amount in dispute shall be paid within 10 days of resolution of such dispute.

(h)
For avoidance of doubt, the amounts payable by Vendor under this Clause 2.5 after Closing shall not be subject to, and shall not be counted toward, the limitation and threshold pertaining to Vendor's liabilities and indemnities provided for in Clause 8.1.

2.6	GST

(a)
The Parties shall jointly elect pursuant to Section 167(1) of the Excise Tax Act with respect to the transfer of the Assets hereunder so that no GST is payable by the Purchaser. Purchaser shall file the prescribed form within the time referred to in subsection 167(1.1) of the Excise Tax Act. Vendor shall furnish the relevant information and details so requested for the purpose of the joint election in a timely manner without any additional charges or costs to the Purchaser.

(b)
If, following Closing, the election contemplated in Clause 2.6(a) is rejected or overturned by the Minister of National Revenue, or if it is determined after Closing that there is GST payable in respect of the Transaction, Purchaser shall pay, and shall defend, indemnify and save harmless Vendor from and against, all GST so payable in respect of the Transaction, including any fines, penalties and interest relating to such GST, except to the extent such fines, penalties and interest arise by virtue of or are attributable to the failure of Vendor to timely remit to the applicable Government Authority nay amounts received from Purchaser on account of such GST.

2.7	Deposit
Vendor and Purchaser acknowledge that, concurrently with the execution of this Agreement, Purchaser has paid to Escrow Agent the sum of $950,000 (the "Deposit") and Vendor, Purchaser and Escrow Agent have executed the Deposit Escrow Agreement pursuant to which the Deposit and all Deposit Interest will be held by Escrow Agent and released to Vendor or Purchaser, as the case may be. If Closing occurs, Vendor and Purchaser shall instruct Escrow Agent to release the Deposit and all Deposit Interest to Vendor, in which case, such amounts will be applied towards the Purchase Price. If this Agreement is terminated prior to Closing, Vendor and Purchaser shall direct Escrow Agent to release the Deposit and all Deposit Interest as contemplated in Clause 13.2.
ARTICLE 3
CLOSING

3.1	Closing

(e)	Subject to all other provisions of this Agreement, Closing shall take place at the Closing Place at the Closing Time.

(f)	Subject to all other provisions of this Agreement, possession of, title to, and beneficial ownership of, the Asset shall pass from Vendor to Purchaser upon Closing.
ARTICLE 4
CONDITIONS TO CLOSING

4.1	Purchaser's Conditions

(c)
The obligation of Purchaser to complete the Transaction and purchase the Assets from Vendor hereunder is subject to the following conditions precedent, which are for the exclusive benefit of Purchaser and may be waived only by Purchaser:

(i)
The representations and warranties of Vendor set forth in Clause 7.1 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Time (unless another date is specified, in which case those representations and warranties shall be true and correct in all material respects as of the applicable specified date). In determining whether any representation or warranty made by Vendor is true and correct in all material respects, any specific qualification as to materiality of the applicable matter or circumstance or the effect thereof that is contained within the particular representation or warranty shall be disregarded for the purposes of this Clause 4.1(a)(i).

(ii)
All obligations and covenants of Vendor in this Agreement that are to be performed or complied with prior to or at the Closing Time (other than in respect of the agreements, certificates and other instruments and documents to be delivered at the Closing Time by Vendor pursuant to Clause 5.1) shall have been performed or complied with in all material respects. In determining whether any such obligation or covenant of Vendor has been performed or complied with in all material respects, any specific qualification as to materiality that is contained within the particular obligation or covenant shall be disregarded for the purposes of this Clause 4.1(a)(ii).

(iii)
Prior to or at the Closing Time, Vendor shall have duly delivered, or be standing ready to deliver at the Closing Time, all agreements, certificates and other instruments and documents required pursuant to Clause 5.1.

(iv)
No Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the completion of the Transaction which has not been vacated or dismissed prior to the Closing Time.

(v)
Prior to or at the Closing Time, Vendor shall have duly delivered to Purchaser evidence of MHRC's lender under MHRC's senior secured credit facility acknowledging the release of its security over the Assets on terms and conditions satisfactory to the Purchaser, acting reasonably.

(d)
If any condition precedent in Clause 4.1(a) has not been satisfied or complied with at or before the Closing Time and such condition precedent has not been waived by Purchaser before the Closing Time, then Purchaser may terminate this Agreement by written notice to Vendor immediately prior to the Closing Time, in which case, the provisions of Article 13 shall apply.

4.2	Vendor's Conditions

(d)
The obligation of Vendor to complete the Transaction and sell and convey the Assets to Purchaser hereunder is subject to the following conditions precedent, which are for the exclusive benefit of Vendor and may be waived by Vendor:

(i)
The representations and warranties of Purchaser set forth in Clause 7.3 shall be true and correct in all material as of the date of this Agreement and as of the Closing Time. In determining whether any representation or warranty made by Purchaser is true and correct in all material respects, any specific qualification as to materiality of the applicable matter or circumstance or the effect thereof that is contained within the particular representation or warranty shall be disregarded for the purposes of this Clause 4.2(a)(i).

(ii)
All obligations and covenants of Purchaser in this Agreement that are to be performed or complied with prior to or at the Closing Time (other than in respect of the payments, agreements, certificates and other instruments and documents to be made and delivered, and the actions to be taken, by Purchaser at the Closing Time pursuant to Clause 5.2) shall have been performed or complied with in all material respects. In determining whether any such obligation or covenant of Purchaser has been performed or complied with in all material respects, any specific qualification as to materiality that is contained within the particular obligation or covenant shall be disregarded for the purposes of this Clause 4.2(a)(ii).

(iii)
Prior to or at the Closing Time, Purchaser shall have duly made and delivered, or be standing ready to deliver at the Closing Time, all payments, agreements, certificates and other instruments and documents and taken all actions required pursuant to Clause 5.2.

(iv)
No Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the completion of the Transaction which has not been vacated or dismissed prior to the Closing Time.

(e)
If any condition precedent in Clause 4.2(a) has not been satisfied or complied with at or before the Closing Time and such condition precedent has not been waived by Vendor before the Closing Time, then Vendor may terminate this Agreement by written notice to Purchaser immediately prior to the Closing Time, in which case, the provisions of Article 13 shall apply.

4.3	Efforts to Fulfil Conditions Precedent
Each of Purchaser and Vendor shall proceed diligently and in good faith and use its reasonable efforts to satisfy and comply with the conditions precedent in Clauses 4.1(a) and 4.2(a) prior to the Closing Time and shall provide each other Party with any reasonable assistance in the satisfaction of and compliance with the conditions precedent in Clauses 4.1(a) and 4.2(a) that such other Party may reasonably request.

4.4	Outside Closing Date
If Closing has not occurred on or before April 30, 2014, then, at any time thereafter prior to Closing, either Party may terminate this Agreement immediately upon written notice to each other Party. If this Agreement is so terminated, then the provisions of Article 13 shall apply.
ARTICLE 5
CLOSING DELIVERIES

5.1	Deliveries by Vendor at Closing
At the Closing Time, Vendor shall deliver, or cause to be delivered, to Purchaser:

(f)	a General Conveyance signed on behalf of Vendor;

(g)	an Officer's Certificate signed on behalf of Vendor;

(h)	completed and executed joint election pursuant to Section 167 of the Excise Tax Act;

(i)
releases, discharges or withdrawals (in registerable form if applicable) or no interest letters in respect of all Security Interests pertaining to the Assets, other than any such Security Interests that are Permitted Encumbrances, in respect of which Purchaser has given Vendor written notice, no later than five Business Days prior to the Closing Date, requiring the delivery of such releases, charges, withdrawals or no interest letters at Closing;

(j)	a Deposit Escrow Release Direction directing Escrow Agent to release the Deposit and all Deposit Interest to Vendor, signed on behalf of Vendor; and

(k)	the Specific Conveyances which have been prepared as at the Closing Time.

5.2	Deliveries and Actions by Purchaser at Closing
At the Closing Time, Purchaser shall:

(i)	pay the Closing Amount to or to the direction of Vendor in the manner contemplated in Clause 2.2(d); and

(j)	deliver to Vendor an Officer's Certificate signed by an officer of Purchaser, and Purchaser shall duly execute the General Conveyance, the election pursuant to Section 167 of the Excise Tax Act, the Deposit Escrow Release Direction directing Escrow Agent to release the Deposit and all Deposit Interest to Vendor delivered by Vendor pursuant to Clauses 5.1(a), (c), and (e) respectively.
ARTICLE 6
SPECIFIC CONVEYANCES

6.1	Specific Conveyances

(k)
Subject to Clause 6.1(g), Vendor, at its own cost, shall use its reasonable efforts to prepare the Specific Conveyances prior to, and to deliver the Specific Conveyances to Purchaser at, the Closing Time, provided that, if and to the extent that any Specific Conveyances are not delivered by Vendor to Purchaser at the Closing Time, Vendor shall prepare and deliver to Purchaser the remaining Specific Conveyances as soon as is reasonably practicable after Closing.

(l)
It shall not be necessary for any Specific Conveyances delivered by Vendor at the Closing Time to have been executed prior to or at Closing by any party thereto except for Vendor (or, if applicable, its nominee).

(m)	To the extent that Purchaser is required to execute any Specific Conveyances, after Closing, Purchaser shall do so promptly after the delivery of such Specific Conveyances by Vendor to Purchaser.

(n)
In respect of any Specific Conveyances that require execution by Third Parties, promptly after the delivery of such Specific Conveyances by Vendor to Purchaser and, if necessary, the execution of such Specific Conveyances by Purchaser, Vendor shall co-operate with Purchaser and provide all reasonable assistance that Purchaser may reasonably request in connection with the procurement of the execution of such Specific Conveyances by the parties thereto other than Vendor (or, if applicable, its nominee) and Purchaser.

(o)
In respect of any Specific Conveyances that do not require execution by Third Parties, promptly after the delivery of such Specific Conveyances by Vendor to Purchaser and, if necessary, execution by Purchaser, Vendor shall deliver such Specific Conveyances to the appropriate recipients thereof, including the registration with the appropriate Governmental Authorities of any such Specific Conveyances that require registration.

(p)
Purchaser shall bear and timely pay all costs and fees, make all deposits and provide all assurances and security of every nature and kind required in connection with the distribution or registration of any Specific Conveyances and the conveyance, transfer and assignment of the Assets to Purchaser and recognition of Purchaser as the holder thereof; and Vendor, acting reasonably, may include an amount in respect thereof in the Post-Closing Statement contemplated by Section 2.5.

(q)
Notwithstanding the forgoing in this Clause 6.1, in the case of any Specific Conveyances that are transfers that may be filed electronically with a Governmental Authority, promptly following Closing, Vendor shall submit the required electronic transfer requests and Purchaser shall accept such electronic transfers from Vendor (or, if applicable, its nominee) without delay, provided that, if Purchaser in good faith determines or believes that any such electronic transfer is not complete and accurate, or the applicable Governmental Authority refuses to process any such transfer because of some defect therein, the Parties shall cooperate to duly complete or to correct each such incomplete or inaccurate electronic transfer as soon as practicable and, thereafter, Vendor shall promptly re-submit such electronic transfer request and Purchaser shall accept such electronic transfer without delay.

(r)
If, for any reason, any applicable Governmental Authority or any other Third Party requires Purchaser to make a deposit, to provide any undertakings, information or other documentation or to take any action as a condition of or a prerequisite for the approval of the transfer of any well, facility or pipeline license relating to the Assets or otherwise in connection with the transfer or assignment of any of the Assets to Purchaser, immediately after receiving notice of such requirements and at its sole cost, Purchaser shall make such deposits, provide such undertakings, information or other documentation and take such action, as the case may be.

(s)
If Purchaser fails to make a deposit with a Governmental Authority or other Third Party as provided under Clause 6.1(h) within five days of Purchaser's receipt of notification that such deposit is required, Vendor shall have the right, but not the obligation, to make such deposit on behalf of Purchaser and Purchaser acknowledges and agrees that Vendor shall be Purchaser's agent with full power and authority to make such deposit for and on behalf of Purchaser. Purchaser shall reimburse Vendor for the amount of any such deposit made by Vendor and pay interest on the amount of such deposit at an annual rate equal to the Prime Rate plus three percentage points from the date on which Vendor paid the deposit, to the date on which the reimbursement for such deposit and payment of the corresponding interest is made in full. In addition to all other rights that may be available to Vendor for the collection of such amounts from Purchaser as a liquidated amount, Vendor shall have the right to set-off the amount of any such deposit, including interest as provided in this Clause 6.1(i), against any monies payable by Vendor to Purchaser pursuant to this Agreement.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties of Vendor
Except as identified or described in the Disclosure Letter or any Schedule, Vendor hereby makes the following representations and warranties to and in favour of Purchaser:

(c)
Vendor is a corporation duly formed and existing under the laws of the Province of Alberta and, to the extent required by Applicable Law, it is registered to carry on business in each of the jurisdictions in which the Assets are situate;

(d)
the execution, delivery and performance of this Agreement by Vendor has been duly and validly authorized by all requisite action on the part of its directors and will not result in any material breach of, be in material conflict with, or constitute a material default under, the constating documents of Vendor;

(e)	Vendor has all requisite power, authority and capacity to enter into and perform this Agreement and to sell and convey the Assets to Purchaser in accordance with the provisions of this Agreement;

(f)
the execution, delivery and, performance of this Agreement by Vendor up to and including Closing will not result in any violation of, be in conflict with or constitute a default under: (1) any term or provision of any agreement or instrument to which Vendor is party or by which it is bound, or (1) any Applicable Law that is specifically applicable to Vendor, except if such violation, conflict or default would not adversely affect the ability of Vendor to complete the Transaction in all material respects as contemplated in this Agreement;

(g)
this Agreement constitutes, and all other agreements delivered or to be delivered by Vendor in connection herewith constitute, or when delivered shall constitute, legal, valid and binding obligations of Vendor, enforceable against it or them in accordance with their respective terms, subject to all Applicable Law pertaining to bankruptcy, insolvency and creditors' rights and the general principles of equity and assuming, in each case, the due execution and delivery of this Agreement and such other agreements by the other parties thereto;

(h)
no consent, authorization or approval or other action by, and no notice to, filing with or exemption from, any Governmental Authority is required for the due execution, delivery and performance of this Agreement by Vendor, other than: (1) consents, authorizations, approvals or exemptions previously obtained or notices or filings previously given and currently in force or to be obtained or given as and when required during the Pre-Closing Period, and (1) Customary Post-Closing Consents;

(i)
Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement or the Transaction for which Purchaser shall have any obligation or liability;

(j)	Vendor is not a non-resident of Canada for the purposes of section 116 of the Income Tax Act;

(k)	Vendor is a registrant under the Excise Tax Act for the purposes of GST and its registration number is 83565 5275 RC0002;

(l)	except for or pursuant to any Permitted Encumbrances or as set forth in Schedule A, the Assets are free and clear of all Encumbrances created by, through or under Vendor;

(m)	to Vendor's Knowledge, as of the date of this Agreement, to the extent pertaining to the Assets:

(i)	all Crown and lessor royalties;

(ii)	all ad valorem and property taxes; and

(iii)
all production, severance and similar taxes, charges and assessments based upon or measured by the ownership or production of Petroleum Substances or any of them or the receipt of proceeds from the sale thereof;

that became due and payable to Third Parties prior to the date of this Agreement have been fully paid, except, in each case, for amounts that are being disputed in good faith;

(n)
except in connection with the AFEs identified or disclosed in Schedule E, and excluding all operating expenses incurred in the conduct of operations relating to or in respect of the Assets, as of the date of this Agreement, there are no AFEs or other financial commitments pertaining to the Assets under which individual expenditures in excess of CAD $25,000 are or may be required to be made by Purchaser by virtue of Closing, taking into account, when applicable, the adjustments and apportionments to be made pursuant to Clause 2.3;

(o)
to Vendor's Knowledge, as of the date of this Agreement, there are no unsatisfied judgments or any pending or threatened Claims against Vendor relating to or in respect of the Assets or the operation thereof;

(p)	there are no Take or Pay Obligations to which the Assets are subject or for which Purchaser would become liable by virtue of Closing;

(q)
the Assets are not bound by any contract or other arrangement with any Third Party for the sale, gathering, processing, storage, compression, transmission, fractionation of, or the provision of any similar services in respect of, any Petroleum Substances that will extend beyond Closing, and Vendor is not a party to any such contract or arrangement for which Purchaser would become liable by virtue of Closing, except, in each case, for those agreements and other arrangements identified or described in Schedule E or contracts or arrangements which are terminable without penalty on 31 days or less notice;

(r)
as of the date of this Agreement, Vendor has not received written notice of any material breach or purported material breach of, or any material default or purported material default under, any of the Title and Operating Documents or any of agreements and other arrangements identified in Schedule E that remains outstanding in any material respect, or that has not been remedied in all material respects, as of the date of this Agreement;

(s)	as of the date of this Agreement:

(i)
Vendor has not received any orders or directives issued in writing by any Governmental Authority: (A) that are specifically applicable to the Assets or any portion thereof, relate to Environmental Liabilities, and require any material work, repairs, construction or capital expenditures with respect to the Assets; or (B) which have not been complied with in all material respects as of the date of this Agreement; and

(ii)
Vendor has not received any demands or notices issued in writing by any Governmental Authority relating to the breach of any Environmental Law that are specifically applicable to the Assets or any portion thereof which remain outstanding in any material respect on the date of this Agreement;

(t)	the Assets do not comprise all or substantially all of Vendor’s assets;

(u)
subject at all times to Vendor's other representations and warranties made pursuant to this Clause 7.1, the Permitted Encumbrances, and the satisfaction of the obligations required to maintain the Leases in good standing by the applicable lessees, from and after Closing, Purchaser may, for the remainder of the term of the Leases, hold and utilize the Leases for Purchaser's own use and benefit without any interruption by Vendor;

(v)	none of the Wells is subject to any production penalty of any nature including, without limitation, contractual penalties or restrictions as a result of non-participation in operations;

(w)	Vendor has complied with any and all notices received from a Governmental Authority requiring the abandonment of any of the Wells;

(x)
except for the Permitted Encumbrances and any such rights and interests identified in Schedule A, Vendor's interest in the Assets is not subject to reduction by payout of a Well, or subject to modification in size or nature by virtue of any right or interest granted by, through or under Vendor;

(y)	to Vendor's Knowledge, Vendor has made available to Purchaser all information relevant to environmental damage or Environmental Liabilities in respect of the Assets;

(z)
to Vendor's Knowledge: (i) each Well located on the Lands which has been drilled for the purpose of producing Petroleum Substances has been drilled at a location for which an off-target production penalty is not applicable, (ii) none of the Wells located on the Lands has been produced in excess of applicable production allowables; and (iii) there is no pending change in such production allowables, other than as may generally be applicable pursuant to a change in the Regulations;

(aa)	none of the Lands is subject to any offset or other accrued drilling obligations that have not been satisfied or waived;

(bb)
the interest of Vendor in and to, and its share of the costs and expenses associated with, the property, assets, interests and rights comprising the Tangibles is equivalent to the interest of Vendor in the corresponding Petroleum and Natural Gas Rights; and

(cc)	except as identified in Schedule A, to Vendor's Knowledge, none of the Tangibles has been removed or damaged since the Effective Time.

7.2	Limitation Regarding Vendor's Representations and Warranties

(a)
Vendor's representations and warranties set forth in Clause 7.1 are made as of the date of this Agreement and shall be deemed to be repeated as of the Closing Time (except when another date is specified, in which case, the particular representation or warranty shall be deemed to have made as of such specified date only).

(b)	Except as expressly set forth in Clause 7.1, Vendor does not make any representation or warranty regarding:

(i)	itself;

(ii)	the Transaction;

(iii)	the Assets, including:

(A)	the title or interest of Vendor in and to the Assets;

(B)
the quality, quantity or recoverability of Petroleum Substances within or under the Lands or any lands pooled or unitized therewith, including the portion of such Petroleum Substances allocable to the Assets;

(C)
the value of the Assets, the future cash flow therefrom or any Losses and Liabilities or other obligations associated therewith, including any Environmental Liabilities or any Abandonment and Reclamation Obligations;

(D)
the quality, condition, fitness for any particular purpose or merchantability of any equipment or other tangible property included in the Assets or of any of the Lands or any lands pooled or unitized therewith; or

(E)	the effectiveness, standing or condition of any agreement, contract, instrument and other document included in the Miscellaneous Interests; or

(iv)
the accuracy or completeness of any data or information pertaining to Vendor, the Assets, or the Transaction, regardless of whether or not such data or information was supplied by or on behalf of Vendor under this Agreement;

and Vendor hereby expressly negates, and Purchaser hereby waives, all other representations or warranties howsoever relating to Vendor, the Assets or the Transaction, regardless of whether made directly or indirectly, in verbal, written or electronic form, by Vendor or any of its directors, officers, employees or other personnel, consultants, agents, auditors, counsel or representatives, or implied under or arising by operation of law or by custom.

7.3	Representations and Warranties of Purchaser
Purchaser hereby makes the following representations and warranties to and in favour of Vendor:

(a)
Purchaser is a corporation duly formed and existing under the laws of the jurisdiction of its incorporation and, to the extent required by Applicable Law, it is registered to carry on business in each of the jurisdictions in which the Assets are situate;

(b)
the execution, delivery and performance of this Agreement by Purchaser has been duly and validly authorized by all requisite action on the part of its directors and will not result in any material breach of, be in material conflict with, or constitute a material default under, the constating documents of Purchaser;

(c)
Purchaser has all requisite power, authority and capacity to enter into and perform this Agreement and to purchase and accept the Assets from Vendor in accordance with the provisions of this Agreement;

(d)
the execution, delivery and performance of this Agreement by Purchaser will not result in any violation of, be in conflict with or constitute a default under: (1) any term or provision of any agreement or instrument to which Purchaser is party or by which Purchaser is bound, or (1) any Applicable Law that is specifically applicable to Purchaser, except, in either case, if such violation, conflict or default would not adversely affect the ability of Purchaser to complete the Transaction in all material respects as contemplated in this Agreement;

(e)
this Agreement constitutes, and all other agreements delivered or to be delivered by Purchaser in connection herewith constitute, or when delivered shall constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to all Applicable Law pertaining to bankruptcy, insolvency and creditors' rights and the general principles of equity and assuming, in each case, the due execution and delivery of this Agreement and such other agreements by the other parties thereto;

(f)
no consent, authorization or approval or other action by, and no notice to, filing with, or exemption from, any Governmental Authority is required for the due execution, delivery and performance by Purchaser of this Agreement, other than: (1) consents, authorizations, approvals or exemptions previously obtained or notices or filings given and currently in force or to be obtained or given as and when required during the Pre-Closing Period, or (1) Customary Post-Closing Consents;

(g)
Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement or the Transaction for which Vendor shall have any obligation or liability;

(h)	Purchaser is not a "non-Canadian" as that term is defined in the Investment Canada Act;

(i)	Purchaser is a registrant under the Excise Tax Act for the purposes of GST and its registration number is 83565 5275 RT0001;

(j)	Purchaser is entering into this Agreement and will acquire the Assets for itself and not as agent or representative for any Third Party; and

(k)
Purchaser's obligations hereunder are not subject to any conditions regarding its or any other Person's ability to obtain financing for the Transaction. Purchaser has sufficient funds available to enable Purchaser to consummate the Transaction (including to make any necessary post-Closing payments) and to pay all related fees and expenses of Purchaser.

7.4	Limitation Regarding Purchaser's Representations and Warranties
Each of Purchaser's representations and warranties set forth in Clause 7.3 is made as of the date of this Agreement and shall be deemed to be repeated as of the Closing Time (except when another date is specified, in which case, the particular representation or warranty shall be deemed to have made as of such specified date only).

7.5	Survival of Representations and Warranties
The respective representations and warranties set forth in Clauses 7.1 and 7.3 shall survive Closing until the end of the Survival Period, but only for the purposes and subject to the limitations set forth in Article 8.
ARTICLE 8
INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

8.1	Vendor's Indemnities for Representations, Warranties and Covenants
From and after Closing and subject to Clauses 8.5 and 14.13, Vendor shall be liable for all Losses and Liabilities suffered, sustained, paid or incurred by Purchaser, and, in addition and as an independent covenant, shall defend, indemnify and save harmless Purchaser from and against all Losses and Liabilities suffered, sustained, paid or incurred by Purchaser, and all Claims made against Purchaser, in either case, as a direct consequence of:

(c)	any breach by Vendor of any of its representations or warranties contained in Clause 7.1; or

(d)	any breach by Vendor of any of its obligations and covenants in this Agreement that are to be performed or complied with by Vendor prior to or at Closing;
in respect of which Purchaser has provided written notice thereof, including in such notice reasonable details of the purported breach and corresponding Losses and Liabilities or Claims, to Vendor within the Survival Period, provided that: (i) nothing in this Clause 8.1 shall be construed so as to cause Vendor to be liable to Purchaser in connection with any breach of a representation or warranty if and to the extent that Purchaser had knowledge prior to Closing of the event or matter constituting or comprising the subject matter of the misrepresentation or breach; and (ii) Vendor shall have no liability under this Clause 8.1 for any such individual Losses and Liabilities or Claims that are less than $25,000 and unless and until the aggregate amount of all such individual Losses and Liabilities and Claims that are in excess of $25,000 of exceeds $250,000 and then, subject to Clause 14.13, only in respect of such excess.

8.2	Purchaser's Indemnities for Representations, Warranties and Covenants
From and after Closing and subject to Clause 8.5, Purchaser shall be liable for all Losses and Liabilities suffered, sustained, paid or incurred by Vendor, and, in addition and as an independent covenant, shall defend, indemnify and save harmless Vendor from and against all Losses and Liabilities suffered, sustained, paid or incurred by Vendor, and all Claims made against Vendor, in either case, as a direct consequence of:

(l)	any breach by Purchaser of any of its representations or warranties contained in Clause 7.3; or

(m)	any breach by Purchaser of any of its obligations and covenants in this Agreement that are to be performed or complied with by Purchaser prior to or at Closing;
in respect of which Vendor has provided written notice thereof, including in such notice reasonable details of the purported breach and corresponding Losses and Liabilities or Claims, to Purchaser within the Survival Period.

8.3	Future Obligations and Assumption of Liabilities

(a)
From and after Closing and subject to Clause 8.5, Purchaser shall be liable for all Losses and Liabilities, and in addition and as an independent covenant, defend, indemnify and save harmless Vendor and Vendor's Additional Indemnitees from and against all Losses and Liabilities suffered, sustained, paid or incurred by any of them, and all Claims made against any of them, to the extent that such Losses and Liabilities or such Claims relate or are attributable to the Assets or the ownership or operation thereof or any operations conducted in connection with the Assets and arise or accrue before, at or after the Effective Time (excluding any Losses and Liabilities or Claims that pertain to any Environmental Liabilities or any Abandonment and Reclamation Obligations which shall be dealt with under Clause 8.4). Notwithstanding the foregoing in this Clause 8.3, nothing in this Clause 8.3 shall be construed so as to require Purchaser to be liable for, or liable to defend, indemnify or save harmless Vendor or any of Vendor's Additional Indemnitees in connection with, any such Losses and Liabilities suffered, sustained, paid or incurred by any of them, or any such Claims made against any of them, to the extent that: (i) such Losses and Liabilities or such Claims arise as a consequence of any breach of any representation or warranty of Vendor contained in Clause 7.1, and (ii) Vendor is liable for, or liable to defend, indemnify and save harmless Purchaser from and against, any such Losses and Liabilities or any such Claims pursuant to Clause 8.1.

(b)	From and after Closing, Purchaser shall assume, pay, satisfy, discharge, perform and fulfill all of the Assumed Liabilities.

8.4	Responsibility for Abandonment and Reclamation Obligations and Purchaser's Environmental Indemnity

(a)	From and after Closing, Purchaser shall be responsible for, and shall see to, the due and timely performance and discharge of all Abandonment and Reclamation Obligations.

(b)	From and after Closing, Purchaser shall:

(i)	notwithstanding anything to the contrary to this Agreement, be liable for all Environmental Liabilities and all Abandonment and Reclamation Obligations; and

(ii)
notwithstanding anything to the contrary to this Agreement, defend, indemnify and save harmless Vendor and Vendor's Additional Indemnitees from and against all Losses and Liabilities suffered, sustained, paid or incurred by any of them, and all Claims made against any of them, in either case, for or relating to or in respect of any such Environmental Liabilities or Abandonment and Reclamation Obligations;

regardless of whether such Environmental Liabilities or Abandonment and Reclamation Obligations occurred, arose or accrued before, at or after the Effective Time and regardless of whether or not a reclamation certificate has been issued. This assumption of liability and indemnity shall apply without limit as to amount or time and without regard to cause or causes, including the negligence of Vendor, any of Vendor's Additional Indemnitees or any other Person. Purchaser hereby waives, and acknowledges and agrees that it shall not exercise, any right, recourse or remedy against Vendor or any of Vendor's Additional Indemnitees relating to or in respect of any such Environmental Liabilities or Abandonment and Reclamation Obligations that it may otherwise have under Applicable Law, including any right to name Vendor or any of Vendor's Additional Indemnitees as a party to any Claim to which Purchaser is a party.

(c)
Notwithstanding the foregoing in this Clause 8.4, nothing in Clauses 8.4(a) and (b) shall be construed so as to require Purchaser to be liable for, or liable to defend, indemnify or save harmless Vendor or any of Vendor's Additional Indemnitees in connection with, any such Losses and Liabilities suffered, sustained, paid or incurred by any of them or any such Claims made against any of them for or relating to or in respect of any Environmental Liabilities or Abandonment and Reclamation Obligations pursuant to Clauses 8.4(a) and (b) to the extent that: (i) such Losses and Liabilities or such Claims arise as a consequence any breach of any representation or warranty of Vendor contained in Clause 7.1(q), and (ii) Vendor is liable for, or liable to defend, indemnify and save harmless Purchaser from and against, any such Losses and Liabilities or any such Claims pursuant to Clause 8.1.

8.5	Limitation of Indemnities

(a)
From and after Closing, the sole recourse and remedy available to Purchaser in respect of or in connection with any of Vendor's representations and warranties set forth in this Agreement or any of Vendor's obligations or covenants in this Agreement that are to be performed or complied with by Vendor prior to or at Closing shall be Vendor's assumption of liability and indemnity provided for in Clause 8.1 and Purchaser hereby releases and waives all other Claims or any other recourse, remedy or relief that it has or hereafter may have in respect of or in connection with such representations, warranties, obligations or covenants, whether arising at law, in equity or otherwise.

(b)
From and after Closing, the sole recourse and remedy available to Vendor in respect of or in connection with any of Purchaser's representations and warranties set forth in this Agreement or any of Purchaser's obligations or covenants in this Agreement that are to be performed or complied with by Purchaser prior to or at Closing shall be Purchaser's assumption of liability and indemnity provided in Clause 8.2 and Vendor hereby releases and waives all other Claims or any other recourse, remedy or relief that it has or hereafter may have in respect of or in connection with such representations, warranties, obligations or covenants, whether arising at law, in equity or otherwise.

(c)
No Party shall make any claim under or in respect of Clause 8.1 or 8.2 after the end of the Survival Period and no Party shall have any liability to indemnify another Party under Clause 8.1 or 8.2, as the case may be, unless written notice, with reasonable particulars, of the applicable Losses and Liabilities or the applicable Claim for which such other Party is making a claim or seeking indemnity under such provisions has been received by such Party during the Survival Period.

(d)
Nothing in Clause 8.1 shall be construed so as to require Vendor to be liable for or liable to defend, indemnify or save harmless Purchaser or any of Purchaser's Additional Indemnitees for or in connection with any Losses and Liabilities or any Claims to the extent:

(i)	arising as a consequence of the gross negligence or wilful misconduct of Purchaser or any of Purchaser's Additional Indemnitees;

(ii)
that such Losses and Liabilities are, or such Claims are for or in respect of, Consequential Losses suffered, paid or incurred by, or made against, Purchaser or any of Purchaser's Additional Indemnitees; or

(iii)	that claims for such Losses and Liabilities are reimbursed to Purchaser or Purchaser's Additional Indemnitees by insurance.

(e)
Nothing in Clause 8.2 shall be construed so as to require Purchaser to be liable for, or liable to defend, indemnify or save harmless Vendor or any of Vendor's Additional Indemnitees for or in connection with, any Losses and Liabilities or any Claims to the extent:

(i)	arising as a consequence of the gross negligence or wilful misconduct of Vendor or any of Vendor's Additional Indemnitees;

(ii)
to the extent that such Losses and Liabilities are, or such Claims are for or in respect of, Consequential Losses suffered, paid or incurred by, or made against, Vendor or any of Vendor's Additional Indemnitees; or

(iii)	that claims for such Losses and Liabilities are reimbursed to Vendor or Vendor's Additional Indemnitees by insurance.

8.6	Procedures – General Indemnities
If a Party (the "Claiming Party") wishes to seek indemnification from or make a Claim against another Party (the "Indemnifying Party") pursuant to Clause 8.1, 8.2, 8.3 or 8.4, as applicable, the following shall apply:

(a)
Promptly after acquiring knowledge of the subject matter of the Claim or the Losses and Liabilities in respect of which indemnification is to be sought or a Claim is to be made (an "Indemnified Matter"), the Claiming Party shall provide written notice thereof to the Indemnifying Party, provided that, failure to give such notice will not limit or lessen the rights of the Claiming Party under this Agreement except to the extent that the Indemnifying Party is prejudiced in its contest or defence of the Indemnified Matter as a result of such failure. Such notice shall describe the nature of the Indemnified Matter in reasonable detail and indicate, if reasonably ascertainable, the Claiming Party's good faith estimate of the amount for which the Indemnifying Party may be liable under this Agreement in respect of such Indemnified Matter.

(b)	If the Indemnified Matter relates to a Claim made or brought by a Third Party:

(i)
The Indemnifying Party shall have the right to participate in or to elect to assume control of the defence or dispute of any such Claim. Any such participation in or assumption of the control of the defence or dispute of the Claim shall be at the Indemnifying Party's sole expense and legal counsel chosen by the Indemnifying Party shall be used in connection therewith, subject to Clause 8.6(b)(ii). The Claiming Party shall provide all reasonable assistance that the Indemnifying Party may reasonably request in connection with such defence or dispute.

(ii)
The Claiming Party shall have the right to participate in the defence or dispute of any such Claim using counsel of its own choice if representation of both the Claiming Party and the Indemnifying Party by the same counsel would be inappropriate due to conflicting interests between the Parties, including Claims that would be partially excluded from indemnification by the Indemnifying Party or for which the Indemnifying Party may otherwise not be liable by virtue of another provision of this Agreement. The Indemnifying Party shall be liable for the costs of such additional counsel retained by the Claiming Party, but only to the extent that such costs pertain to the defence or dispute of the Indemnified Matter.

(iii)
The Claiming Party shall not settle or compromise, or propose to settle or compromise, any such Claim without first obtaining the consent of the Indemnifying Party, provided that, such consent shall not be required if: (1) the Indemnifying Party denies or disputes that the particular Claim constitutes an Indemnified Matter and refuses to take responsibility for the defence or dispute thereof as provided above; (1) the Indemnifying Party fails to respond to any notice of the Indemnified Matter given by the Claiming Party in accordance with Clause 8.6(a) within 15 days of receipt thereof; or (1) the Indemnifying Party either refuses or fails to defend or dispute such Claim after assuming responsibility for the defence or dispute thereof as provided above. In each such case, the Claiming Party shall be entitled to defend, dispute, settle or compromise such Claim in any manner it determines to be appropriate, acting reasonably and in good faith, subject to any limitations set forth or provided for elsewhere in this Agreement.

(c)
If the Indemnified Matter relates to Losses and Liabilities directly suffered, sustained, paid or incurred by the Claiming Party (and, if applicable, the Claiming Party's Additional Indemnitees), the Indemnifying Party shall give written notice to the Claiming Party indicating whether or not the Indemnifying Party accepts liability for, and the obligation to defend, indemnify and save harmless the Claiming Party (and, if applicable, the Claiming Party's Additional Indemnitees) in respect of, such Indemnified Matter within 30 days after receipt of the Claiming Party's notice given in accordance with Clause 8.6(a), and:

(iv)
if the Indemnifying Party does not respond within such 30-day notice period, the Indemnifying Party shall be deemed to have accepted its liability for, and its obligation to defend, indemnify and save harmless the Claiming Party (and, if applicable, the Claiming Party's Additional Indemnitees) in respect of, such Indemnified Matter;

(v)
if the Indemnifying Party accepts or is deemed to have accepted its liability for, and its obligation to defend, indemnify and save harmless the Claiming Party (and, if applicable, the Claiming Party's Additional Indemnitees) in respect of, such Indemnified Matter, the Indemnifying Party shall discharge such liability and such obligation no later than 30 days after the end of such notice period, provided that, if such liability and obligation cannot reasonably be discharged in full during such 30-day period, the Indemnifying Party shall commence to discharge such liability and obligation no later than 30 days after the end of such notice period and thereafter shall diligently continue to discharge such liability and obligation until discharged in full; and

(vi)	if either:

(A)
the Indemnifying Party disputes whether the particular Losses and Liabilities constitute an Indemnified Matter or the amount of such Losses and Liabilities for which the Indemnifying Party is liable or is liable to defend, indemnify and save harmless the Claiming Party (and, if applicable, the Claiming Party's Additional Indemnitees) within such 30-day period; or

(B)
the Indemnifying Party accepts or is deemed to have accepted its liability for, and its obligation to defend, indemnify and save harmless the Claiming Party (and, if applicable, the Claiming Party's Additional Indemnitees) in respect of, such Indemnified Matter, but fails to discharge such liability and obligation within the specified period;

the Claiming Party shall be free to seek to enforce its rights hereunder against the Indemnifying Party in respect of such Indemnified Matter in any manner that it deems appropriate.

(d)
If the Indemnifying Party has paid an amount in respect of an Indemnified Matter pursuant to this Article 8, then: (1) the Indemnifying Party will be subrogated to all Claims that the Claiming Party may have relating thereto without any further action; (1) the Claiming Party, without limiting its rights against Indemnifying Party under this Agreement, shall provide any reasonable assistance that the Indemnifying Party may reasonably request in order to permit the Indemnifying Party to pursue such Claims; and (1) if the Claiming Party is subsequently reimbursed by any Person or from any source other than the Indemnifying Party in respect of the Indemnified Matter, the Claiming Party shall promptly pay to the Indemnifying Party any such amounts so received by it, up to the amount received from the Indemnifying Party in respect of such Indemnified Matter.

ARTICLE 9
PRE-CLOSING PERIOD

9.1	Pre-Closing Period Matters
During the Pre-Closing Period, Vendor shall, to the extent that the nature and scope of its interest in and to the Assets reasonably permit, and subject to the Permitted Encumbrances and all Title and Operating Documents and any other agreements and documents to which the Assets are subject:

(n)
operate and maintain the Assets or direct that the Assets to be operated and maintained, in all material respects, in accordance with good oil and gas field practices in western Canada, the material requirements of Applicable Law and the material provisions of the relevant Title and Operating Documents;

(o)	pay or direct the payment of all costs and expenses relating to the Assets which become due and payable during the Pre-Closing Period, other than any amounts being disputed in good faith; and

(p)
deliver to Purchaser copies full and complete copies of all AFEs, notices and other information, documents and correspondence issued by Third Parties or Vendor and relating to the Assets that Vendor receives from any Third Parties, or that Vendor delivers to any Third Parties, during the Pre-Closing Period promptly after the receipt or delivery of same, as the case may be.

9.2	Limitation of Liability and Indemnity for Pre-Closing Period Operations

(c)
If Closing occurs, Vendor and Vendor's Additional Indemnitees shall have no liability for any Losses and Liabilities or any Claims arising from or otherwise relating to the operation or maintenance of the Assets during the Pre-Closing Period pursuant to Clause 9.1 and, upon Closing, Vendor and Vendor's Additional Indemnitees shall be released from all Claims of any nature that Purchaser or any of Purchaser's Additional Indemnitees or any of their respective successors or assigns may then have or thereafter may have against Vendor or any of Vendor's Additional Indemnitees howsoever relating to such operation or maintenance of the Assets, including any Losses and Liabilities or any Claims arising due to the negligence of Vendor or any of Vendor's Additional Indemnitees, except to the extent that any such Losses and Liabilities or any such Claims arise as a direct consequence of the gross negligence or wilful misconduct of Vendor or any of Vendor's Additional Indemnitees, provided that in no event shall Vendor be liable for any Consequential Losses relating to such operation or maintenance of the Assets, including any Consequential Losses arising as a consequence of the negligence, gross negligence or wilful misconduct of Vendor or any of Vendor's Additional Indemnitees.

(d)
If Closing occurs, Purchaser shall be liable for all Losses and Liabilities suffered sustained, paid or incurred by Vendor or any of Vendor's Additional Indemnitees, and, in addition and as an independent covenant, shall defend, indemnify and save harmless Vendor and Vendor's Additional Indemnitees from and against all Losses and Liabilities and all Claims suffered, sustained, paid or incurred by any of them or made against any of them, in either case, as a result of any actions taken, omissions made or operations or maintenance conducted by or on behalf of Vendor under Clause 9.1, including any Losses and Liabilities or any Claims arising due to the negligence of Vendor or any of Vendor's Additional Indemnitees, except to the extent that any such Losses and Liabilities or any such Claims arise as a direct consequence of the gross negligence or wilful misconduct of Vendor or any of Vendor's Additional Indemnitees.

9.3	Consent of Purchaser
Notwithstanding Clause 9.1, during the Pre-Closing Period Vendor shall not, without the written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned by Purchaser:

(d)
make any commitment or propose, initiate or authorize any individual capital expenditure relating to the Assets for which the share allocable to the Assets is in excess of $25,000 except in the case of an emergency or any other Governmental Authority requiring an expenditure in respect of the Assets, or in respect of amounts which Vendor may be committed to expend or be deemed to authorize for expenditure without its consent;

(e)
surrender or abandon any of the Assets, other than the abandonment of Tangibles or Wells that had been approved prior to the date of this Agreement, that is in progress as of the date of this Agreement or that may be required by any Governmental Authority;

(f)
amend or terminate any Title and Operating Document or any other agreement or document to which the Assets are subject, or enter into any new agreement or commitment relating to, and that would be material to the ownership and operation of, the Assets, other than in the ordinary course of business; or

(g)
sell, encumber or otherwise dispose of any of the Assets or any part thereof, except for sales of the Petroleum Substances, the creation of Permitted Encumbrances in the normal course of business, sales or other dispositions of any Assets under or pursuant to Permitted Encumbrances or sales of surplus or obsolete equipment or materials in the ordinary course of business.

For the purposes of this Clause 9.3, Purchaser's consent shall be deemed to have been provided if the matters referred to in this Clause 9.3 are identified or described in this Agreement, have been notified to Purchaser in writing prior to the date of this Agreement.
ARTICLE 10
POST-CLOSING MATTERS

10.1	Post-Closing Matters

(e)
Following Closing, if and to the extent that Purchaser must be novated into, recognized as a party to, or otherwise accepted as assignee or transferee of Vendor's interest in, the Assets or certain of them, including any Title and Operating Documents or other agreements governing or otherwise pertaining to any Assets or the operation thereof, the following provisions shall apply with respect to the applicable Assets until such novation, recognition or acceptance has occurred:

(iv)
at Purchaser's sole cost and expense and to the extent that the nature and scope of the interests acquired by Purchaser in and to the Assets reasonably permit, Vendor shall hold and administer the applicable Assets on behalf of Purchaser as its agent as provided in this Clause 10.1;

(v)
Vendor shall not initiate or authorize any operations in respect of or in connection with the applicable Assets, except upon the written direction of Purchaser or if Vendor reasonably determines that such operations are required for the protection of life or property, in which case Vendor may take any actions that it reasonably determines are required in the circumstances, provided that, in such latter case, Vendor shall promptly notify Purchaser of such actions and Vendor's estimate of the costs and expenses associated therewith; or

(vi)
Vendor shall use its reasonable efforts to promptly provide to Purchaser all AFEs, notices and other information, documents and correspondence issued by Third Parties and relating to the applicable Assets that it receives and shall respond promptly to such AFEs, notices and other information and documents pursuant to the written instructions of Purchaser, but only if such instructions are received on a timely basis, provided that, Vendor may, but shall not be obliged to, refuse to follow any such instructions that it reasonably believes to be contrary to Applicable Law or in conflict with any applicable Title and Operating Document or other agreement.

(f)
If and to the extent that Vendor holds or administers any Assets and takes actions in respect of or in connection with any Assets on behalf of Purchaser pursuant to this Clause 10.1, then Vendor shall be deemed to hold such Assets as bare trustee and to be acting as the agent of Purchaser in such regard. Purchaser does hereby, and at all times hereafter shall ratify and affirm all actions taken by Vendor or refrained to be taken by Vendor pursuant to the terms of this Clause 10.1 in such capacity, with the intention that all such actions shall be for all purposes deemed to be those of Purchaser.

(g)
If Vendor participates in any operations or exercises rights or options in respect of or in connection with any Assets as the agent of Purchaser pursuant to this Clause 10.1, then Vendor may require Purchaser to secure the costs to be incurred by Vendor on behalf of Purchaser in respect of or in connection with such operations or pursuant to such election in such manner as may be reasonably appropriate in the circumstances.

10.2	Delivery of Title and Operating Documents, Miscellaneous Interests

(h)
Within 15 days after Closing or any other day as Vendor and Purchaser may agree, Vendor shall deliver or cause to be delivered to Purchaser the Title and Operating Documents and such other agreements and documents to which the Assets are subject and the original copies of those contracts, agreements, records, books, documents, licences, reports and data comprising Miscellaneous Interests which are in the possession and control of Vendor. Notwithstanding the foregoing:

(i)
if and to the extent any such materials also pertain to assets or interests other than the Assets, photocopies or other copies of such materials may be provided to Purchaser in lieu of original copies; and

(ii)
to the extent that there are any pending or threatened Claims, audits or other matters involving or relating to the Assets that pertain to the period prior to the Effective Time, Vendor, at its own cost, may make and retain copies of the relevant portions of such materials.

10.3	Removal of Signs
Within 60 days after Closing, Purchaser shall remove Vendor's or its Affiliate's name from all signs and remove any other items indicating ownership by Vendor located on, at or near any Wells or Tangibles. If Purchaser fails to remove Vendor's or its Affiliate's name from such signs or to removes such other items in respect of any such Wells or Tangibles within such period, then Vendor shall have the right, but not the obligation, to remove same and Purchaser shall reimburse Vendor for all reasonable costs incurred by Vendor in doing so.

10.4	Limitation of Liability and Indemnity for Post-Closing Operations

(e)
Vendor and Vendor's Additional Indemnitees shall have no liability for any Losses and Liabilities arising from or otherwise relating to the operation or maintenance by Vendor of the Assets after Closing or the discharge by Vendor of its obligations pursuant to the other provisions of this Article 10, including any Losses and Liabilities or any Claims arising due to the negligence of Vendor or any of Vendor's Additional Indemnitees, except to the extent that any such Losses and Liabilities or any such Claims arise as a direct consequence of the gross negligence or wilful misconduct of Vendor or any of Vendor's Additional Indemnitees, provided that in no event shall Vendor be liable for any Consequential Losses relating to such operation or maintenance of the Assets or the discharge of such obligations, including any Consequential Losses arising as a consequence of the negligence, of Vendor or any of Vendor's Additional Indemnitees.

(f)
Purchaser shall be liable for all Losses and Liabilities suffered, sustained, paid or incurred by Vendor or any of Vendor's Additional Indemnitees, and, in addition and as an independent covenant, shall defend, indemnify and save harmless Vendor and Vendor's Additional Indemnitees from and against all Losses and Liabilities and all Claims suffered, sustained, paid or incurred by any of them or made against any of them, in either case, as a result of any actions taken or operations conducted under the other provisions of this Article 10, including any Losses and Liabilities or any Claims arising due to the negligence of Vendor or any of Vendor's Additional Indemnitees, except to the extent arising as a direct consequence of the gross negligence or wilful misconduct of Vendor or any of Vendor's Additional Indemnitees.

ARTICLE 11
PURCHASER'S DUE DILIGENCE REVIEW

(i)
Purchaser acknowledges that, prior to the date of this Agreement, Vendor provided or arranged for reasonable and adequate access by Purchaser and its representatives to the records, files and documents directly relating to the Assets, including any Title and Operating Documents, that were in Vendor's or its Affiliate's possession and control for the purpose of the due diligence review and inspection of the Assets and Vendor's title thereto by Purchaser.

(j)
By its execution of this Agreement, Purchaser acknowledges that it has conducted or has had adequate opportunity to conduct its due diligence review and inspection of Vendor's title to the Assets and the condition of the Assets and associated lands and, subject to Vendor's representations and warranties in Clause 7.1 and its indemnity and assumption of liability in Clause 8.1, including all limitations and qualifications thereof provided for herein, Purchaser shall be deemed to have:

(i)	accepted Vendor's title to the Assets and waived all defects, deficiencies or discrepancies in or affecting the title of Vendor in and to any of the Assets; and

(ii)
to have accepted the condition of the Assets, including all Environmental Liabilities and all Abandonment and Reclamation Obligations and to have waived all defects and deficiencies in the condition of the Assets or any lands associated therewith or any operations conducted in connection therewith.

ARTICLE 12
CONFIDENTIALITY, PUBLIC DISCLOSURES AND PRIVACY MATTERS

12.1	Confidentiality

(f)
No Party may disclose the contents of this Agreement or any information concerning negotiations relating to this Agreement or the Transaction, including all other agreements, certificates, notices and other documents delivered hereunder, without the prior written consent of each other Party.

(g)
Notwithstanding Clause 12.1(a), nothing contained in this Agreement shall prevent a Party at any time from furnishing any information referenced therein: (1) to the directors, officers, employees and other personnel of that Party or its Affiliate that have a reasonable need to know such information, or (1) to the legal, financial, accounting, audit or engineering advisors or consultants of that Party or its Affiliate, but only if such Persons are subject to a duty of confidentiality and non-disclosure prior to such disclosure, or (1) to any Governmental Authority or to the public if required by Applicable Law or any stock exchange rule or policy, or (1) to obtain consents required under, or comply with any Right of First Refusal or any other preferential, pre-emptive or first purchase rights contained in, the Title and Operating Documents or any other agreements and documents to which the Assets are subject, or (1) in any legal or arbitration proceedings involving the rights or obligations of such Party or its Affiliate, provided that, such Party shall use its reasonable efforts to procure that any such information disclosed in such proceedings be kept confidential; or (1) in the case of the Vendor, if required to procure the consent of Vendor's or its Affiliate's lenders or other security holders in respect of the Transaction or to procure a release, discharge, withdrawal or no interest letter in respect of any Security Interests pertaining to the Assets held by such Persons; or (1) in the case of Purchaser following Closing, to a bona fide prospective purchaser of Purchaser's interest in the Assets, but only if such Persons are subject to a duty of confidentiality and non-disclosure prior to such disclosure.

(h)
The Confidentiality Agreement, insofar as it relates to "Confidential Information" (as defined in the Confidentiality Agreement) pertaining to the Assets, shall terminate effective as of Closing. To the extent that the Confidentiality Agreement relates to "Confidential Information" that pertains to any matter other than the Assets, such agreements shall continue in force and effect until they terminate, if at all, in accordance with its terms. If this Agreement terminates prior to Closing, the Parties' obligations under Clause 12.1(a) shall survive such termination and shall continue in force and effect until the latter of the first anniversary of such termination and the end of the term specified in the Confidentiality Agreement.

12.2	Press Releases
Notwithstanding Clause 12.1(a), the Parties acknowledge that the Purchaser may make press releases concerning the Parties' entry into this Agreement promptly after the execution hereof and further press releases promptly after Closing. Each Party consents to the inclusion of its name and a description of its businesses by another Party in such other Party's press release(s) in this regard. The Parties acknowledge and agree that a press release issued by any Party may contain some or all of the financial terms of the Transaction. Without derogating from the Parties' rights to make public disclosures under Clause 12.1(b), each Party shall use its reasonable efforts to furnish such other Party with the proposed content of all press releases concerning this Agreement and the Transaction at least 24 hours prior to the release or publication thereof.

12.3	Filing of this Agreement
Purchaser and the Vendor hereby acknowledge and consent to the public filing of a copy of this Agreement by Vendor or its Affiliate and the Purchaser on the System for Electronic Document Analysis and Retrieval (SEDAR) and the U.S. "EDGAR" system.
ARTICLE 13
TERMINATION

13.1	Termination
This Agreement may be terminated and the Transaction abandoned prior to Closing only as follows:

(a)	by written agreement between the Parties;

(b)	by Purchaser pursuant to Clause 4.1(b);

(c)	by Vendor pursuant to Clause 4.2(b); or

(d)	by either Party pursuant to Clause 4.4.

13.2	Effect of Termination

(a)	If this Agreement is terminated by written agreement between the Parties:

(vii)
Vendor and Purchaser shall forthwith execute a Deposit Escrow Release Direction directing Escrow Agent to release the Deposit and all Deposit Interest to Vendor and deliver such direction to Escrow Agent;

(viii)
Purchaser and Vendor shall be released and discharged from the further performance of any duties or obligations under this Agreement, except as provided in this Clause 13.2 and Clauses 4.3 and 12.1; and

(ix)
no Party shall have any Claim against another Party under this Agreement or in connection with the Assets or otherwise in connection with the Transaction or the termination of this Agreement, other than pursuant to this Clause 13.2 and Clause 12.1, unless the Parties agree otherwise in writing.

(b)	If this Agreement is terminated by Purchaser pursuant to Clause 4.1(b):

(vii)	as a consequence of any of the conditions precedent set forth in Clauses 4.1(a)(i), 4.1(a)(ii) or 4.1(a)(iii) not having been satisfied or complied with, then:

(A)
Vendor and Purchaser shall forthwith execute a Deposit Escrow Release Direction directing Escrow Agent to release the Deposit and all Deposit Interest to Purchaser and deliver such direction to Escrow Agent;

(B)
Purchaser and Vendor shall be released and discharged from the further performance of any duties or obligations under this Agreement, except as provided in this Clause 13.2 and Clauses 4.3 and 12.1; and

(C)
no Party shall have any Claim against another Party under this Agreement or in connection with the Assets or otherwise in connection with the Transaction or the termination of this Agreement, other than pursuant to this Clause 13.2 and Clause 12.1;

(viii)	other than in the circumstances contemplated in Clause 13.2(b)(i), then:

(A)
Vendor and Purchaser shall forthwith execute a Deposit Escrow Release Direction directing Escrow Agent to release the Deposit and all Deposit Interest to Vendor and deliver such direction to Escrow Agent;

(B)
Purchaser and Vendor shall be released and discharged from the further performance of any duties or obligations under this Agreement, except as provided in this Clause 13.2 and Clauses 4.3 and 12.1; and

(C)
no Party shall have any Claim against another Party under this Agreement or in connection with the Assets or otherwise in connection with the Transaction or the termination of this Agreement, other than pursuant to this Clause 13.2 and Clause 12.1.

(c)
Notwithstanding anything to the contrary provided herein, if Vendor has the right to terminate this Agreement as a consequence of a breach of Clauses 4.2(a)(i), 4.2(a)(ii) or 4.2(a)(iii) not having been satisfied or complied with, Vendor, at its sole option, may:

(iv)	enforce specific performance of this Agreement in accordance with Clause 13.2(g); or

(v)	terminate this Agreement, and in such case:

(C)
Vendor shall be entitled to retain the Deposit and all Deposit Interest as liquidated damages, being the Parties' good faith estimate of the damages that Vendor will suffer as a consequence of the termination of this Agreement in such circumstances;

(D)
Purchaser and Vendor shall be released and discharged from the further performance of any duties or obligations under this Agreement, except as provided in this Clause 13.2 and Clauses 4.3 and 12.1; and

(E)
no Party shall have any Claim against another Party under this Agreement or in connection with the Assets or otherwise in connection with the Transaction or the termination of this Agreement, other than pursuant to this Clause 13.2 and Clause 12.1.

(d)	If this Agreement is terminated by Vendor other than in the circumstances contemplated in Clause 13.2(c), then:

(i)
Vendor and Purchaser shall forthwith execute a Deposit Escrow Release Direction directing Escrow Agent to release the Deposit and all Deposit Interest to Vendor and deliver such direction to Escrow Agent;

(ii)
Purchaser and Vendor shall be released and discharged from the further performance of any duties or obligations under this Agreement, except as provided in this Clause 14.2 and Clauses 4.3 and 13.1; and

(iii)
no Party shall have any Claim against another Party under this Agreement or in connection with the Assets or otherwise in connection with the Transaction or the termination of this Agreement, other than pursuant to this Clause 14.2 and Clause 13.1.

(e)	If this Agreement is terminated by Vendor or Purchaser pursuant to Clause 4.4:

(iii)
Vendor and Purchaser shall forthwith execute a Deposit Escrow Release Direction directing Escrow Agent to release the Deposit and all Deposit Interest to Vendor and deliver such direction to Escrow Agent;

(iv)
Purchaser and Vendor shall be released and discharged from the further performance of any duties or obligations under this Agreement, except as provided in this Clause 13.2 and Clauses 4.3 and 12.1; and

(v)
no Party shall have any Claim against another Party under this Agreement or in connection with the Assets or otherwise in connection with the Transaction or the termination of this Agreement, other than pursuant to this Clause 13.2 and Clauses 4.3 and 12.1.

(f)
Notwithstanding the foregoing in this Clause 13.2, no Party shall be liable for any Consequential Losses suffered, paid or incurred by another Party or its Additional Indemnitees howsoever arising from or relating to the termination of this Agreement prior to Closing, including in respect of any act, omission or other matter that entitled a Party to so terminate this Agreement, or any other failure of Closing to occur as provided herein.

(g)
The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to equitable remedies, including specific performance, a restraining order and interlocutory, preliminary and permanent injunctive relief and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

ARTICLE 14
GENERAL

14.1	Further Assurances
Each Party shall, from time to time and at all times before and after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

14.2	Entire Agreement

(a)
The provisions contained in all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail.

(b)
This Agreement supersedes all other agreements, documents, writings and verbal understandings between the Parties relating to the subject matter of this Agreement and expresses the entire agreement of the Parties in respect of or in connection with the subject matter of this Agreement.

14.3	Governing Law; Arbitration

(a)
This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and the laws of Canada applicable therein and shall, in every regard, be treated as a contract made in the Province of Alberta.

(b)
Subject to Clause 14.3(c), the Parties shall attorn and submit to the jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of this Agreement.

(c)
For the purposes of Clause 2.5(e) only, either Party may serve each other Party written notice that it demands that such matter be referred to arbitration. Each such arbitration shall be conducted in accordance with the following:

(vi)
The Parties shall meet within five days of the receipt of a notice issued by one Party requesting arbitration of an applicable matter to attempt to agree on a single arbitrator qualified by experience, education, and training, to determine such matter. If the Parties are unable to agree on the selection of the arbitrator, the Party which issued such notice shall forthwith make application to a justice of the Court of Queen's Bench of the Province of Alberta pursuant to the Arbitration Act for the appointment of a single arbitrator, and failing such action on the part of the Party which issued such notice, another Party may make such application.

(vii)	The arbitration shall be conducted in the City of Calgary, Alberta and English shall be the language of the arbitration.

(viii)
The arbitrator selected pursuant to Clause 14.3(c)(i) shall proceed as soon as is practicable to hear and determine the matter in dispute, and shall be directed to provide a written decision respecting such matter within 30 days of appointment. The Parties shall provide all assistance and information as may be reasonably necessary to enable the arbitrator to determine such matter.

(ix)	The arbitration shall be final and binding on the Parties.

(x)
Except to the extent modified by the other provisions of this Clause 14.3(c), the arbitrator shall conduct the arbitration pursuant to the National Arbitration Rules of the ADR Institute of Canada, Inc. and the provisions of the Arbitration Act.

14.4	Assignment; Enurement

(a)	This Agreement may not be assigned by a Party without the prior written consent of each other Party, which consent may be unreasonably and arbitrarily withheld.

(b)	This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.

14.5	Time of Essence
Time shall be of the essence of this Agreement and of all matters and transactions contemplated herein.

14.6	Notices

(a)	The initial addresses and the fax numbers of the Parties for the delivery of notices required, permitted or contemplated in this Agreement shall be as follows:
Vendor:    Williston Hunter Canada, Inc.
c/o Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056

Attention: General Counsel
Facsimile: 832.369.6992
With copy to:

Williston Hunter Canada, Inc.

444 – 5th Avenue S.W., Suite 2200
Calgary, Alberta T2P 2T8
Attention: Glenn Dawson
Facsimile: 403.920.0457

With copy (which shall not constitute notice) to:
Blake, Cassels & Graydon LLP

855 – 2nd Street S.W., Suite 3500
Calgary, Alberta T2P 4J8
Attention: Chad Schneider
Facsimile: 403.260.9700
Purchaser:    BDJ Energy Inc.
Suite 2000, 300 – 5th Avenue SW
Calgary, Alberta T2P 3C4
Attention: Kerry Brown

Facsimile: 403.261.3864

With copy (which shall not constitute notice) to:
P. Dean Strashok Professional Corporation

The Dominion Bank Building
Suite 300, 714 – 1 Street SE
Calgary, Alberta T2G 2G8
Attention: Dean Strashok
Facsimile: 403.263.4472

(b)	All notices, communications and statements required, permitted or contemplated in this Agreement shall be in writing, and shall be delivered as follows:

(iii)
by personal delivery or courier service on a Party at the address of such Party set out in Clause 14.6(a) or subsequently specified as provided in Clause 14.6(c), in which case the item so delivered shall be deemed to have been received by the applicable Party on the date of delivery, but only if such delivery takes place prior to 5:00 p.m. on a Business Day. If the actual delivery of such notice occurs after 5:00 p.m. on a Business Day or on a day that is not a Business Day, then such notice shall be deemed to have been received on the first Business Day following the date on which such actual delivery was made; or

(iv)
by facsimile transmission or other electronic means to a Party to the fax number or address for receipt of electronic messages of such Party set out in Clause 14.6(a) or subsequently specified as provided in Clause 14.6(c), in which case the item so delivered shall be deemed to have been received by the applicable Party when it has been received in its entirety in a legible form, but only if such transmission and receipt are completed prior to 5:00 p.m. on a Business Day. If such transmission and receipt are completed after 5:00 p.m. on a Business Day or on a day that is not a Business Day, then such notice shall be deemed to have been received on the first Business Day following the date on which such transmission and receipt were completed.

(c)	A Party may from time to time change its address or its fax number for the delivery of notices hereunder by giving written notice of such change to each other Party.

14.7	Waiver
No waiver of any provision of this Agreement, including this Clause 14.7, shall be effective otherwise than by an instrument in writing dated subsequent to the date of this Agreement, executed by a duly authorized representative of the Party making such waiver. No failure on the part of any Party in exercising any right, recourse or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, recourse or remedy preclude any other or further exercise thereof.

14.8	No Merger
The respective representations, warranties, covenants and indemnities of the Parties contained in this Agreement, including all qualifications thereof and limitations thereon, shall not be merged in any assignments, conveyances, transfers and other documents provided for under this Agreement and shall survive Closing to the extent provided in the respective terms thereof.

14.9	Amendment
This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date of this Agreement, executed by a duly authorized representative of each Party.

14.10	Payment and Interest

(a)
Any amount to be paid by one Party to another Party under this Agreement for which there is not an express provision specifying the payment date therefor shall be paid within 10 days of demand for payment by the Party that is entitled to receive such amount.

(b)
To the extent that one Party (the "Payor") fails to pay in full to another Party (the "Payee") any amount that is due and payable under this Agreement on or before the payment date for such amount, in addition to and without affecting the Payor's obligation to pay such amount and any other rights and remedies that the Payee may have hereunder or at law or in equity in respect of or as a consequence of such failure, the Payor shall also pay to the Payee interest on such due and payable, but unpaid amount at an annual rate of interest equal to the Prime Rate plus three percentage points, calculated on a day-to-day basis from and including the day on which such amount became due and payable, to, but excluding the day on which such amount, together with all interest payable thereon pursuant to this Clause 14.10, is paid in full.

14.11	No Third Party Beneficiaries
This Agreement is made for the benefit of the Parties and their respective successors and permitted assigns and, except as expressly provided herein, is not intended to benefit, or be enforceable by, anyone that is not a Party. The Parties expressly exclude any provision of any Applicable Law that would confer rights or benefits under this Agreement to a Person that is not a Party or otherwise permit any Person that is not a Party to enforce any provision of this Agreement, other than the Parties' respective successors or permitted assigns, as the case may be.

14.12	Expenses
Except as otherwise provided herein, each Party shall pay its costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto.

14.13	Limit of Liability
Notwithstanding any other provision in this Agreement, in no event shall the liability of Vendor under or in respect of this Agreement, including all Claims by Purchaser arising out of or in connection with this Agreement, exceed, in the aggregate, an amount equal to 30% of the Purchase Price, taking into account all increases or decreases to the Purchase Price that occur by virtue of the terms of this Agreement. This Clause 14.13 shall survive Closing and any termination of this Agreement.

14.14	Counterpart Execution
This Agreement may be executed in any number of counterparts with the same effect as if all signatories to the counterparts had signed one document. All such counterparts shall together constitute and be construed as one instrument. For avoidance of doubt, a signed counterpart provided by way of facsimile transmission or other electronic means shall be as binding upon the Parties as an originally signed counterpart.

[The balance of this page is intentionally left blank. Execution page follows.]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

WILLISTON HUNTER CANADA, INC.		BDJ ENERGY INC.
Per:	/s/ R. Glenn Dawson	Per:	/s/ Kerry Brown
	Name: R. Glenn Dawson Title: President		Name: Kerry Brown Title: Vice President Land

This is a counterpart execution page for the Purchase and Sale Agreement between Williston Hunter Canada, Inc. and BDJ Energy Inc. dated March 31, 2014.